Exhibit 10.1

Published CUSIP Number:  01959FAE5

Revolving Credit CUSIP Number:  01959FAF2

CREDIT AGREEMENT

among

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG,

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD,

and

ALLIED WORLD ASSURANCE COMPANY, LTD

The LENDERS Party Hereto,

CITIBANK, N.A,

as Syndication Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Swingline Lender

$200,000,000 Senior Unsecured Revolving Credit Facility

WELLS FARGO SECURITIES, LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of June 13, 2016

i

ARTICLE VI

FINANCIAL COVENANTS

Section 6.1	Maximum Consolidated Indebtedness to Total Capitalization	69
Section 6.2	Minimum Consolidated Net Worth	70

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1	Fundamental Changes	70
Section 7.2	Indebtedness	70
Section 7.3	Liens	72
Section 7.4	Disposition of Assets	73
Section 7.5	Transactions with Affiliates	73
Section 7.6	Restricted Payments	74
Section 7.7	Accounting Changes	74
Section 7.8	Private Act	74

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1	Events of Default	74
Section 8.2	Remedies; Termination of Commitments, Acceleration, Etc	77
Section 8.3	Remedies; Set Off	78

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1	Appointment and Authority	78
Section 9.2	Rights as a Lender	79
Section 9.3	Exculpatory Provisions	79
Section 9.4	Reliance by Administrative Agent	80
Section 9.5	Delegation of Duties	80
Section 9.6	Resignation of Administrative Agent	80
Section 9.7	Non-Reliance on Administrative Agent and Other Lenders	81
Section 9.8	No Other Duties, Etc.	82
Section 9.9	Administrative Agent May File Proofs of Claim	82

ARTICLE X

MISCELLANEOUS

Section 10.1	Expenses; Indemnity; Damage Waiver	83

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E-1	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 4.7	Subsidiaries

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 13, 2016, is made among ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG, a Swiss corporation (“Swiss Holdings”), ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD, an exempted company incorporated in Bermuda (“Holdings”), ALLIED WORLD ASSURANCE COMPANY, LTD, an exempted company incorporated in Bermuda (“Allied World”), the Lenders party hereto, CITIBANK, N.A., as Syndication Agent for the Lenders and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent.

RECITALS

The Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Lenders have agreed to extend certain credit to the Borrowers.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Defined Terms.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from any Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of such Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which such Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder, which accounts shall be with banks located in the United States.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any Credit Party directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, amalgamation, merger or otherwise, or (ii) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person.

“Additional Lender” has the meaning given to such term in Section 2.19(a).

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Margin for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin for LIBOR Loans as in effect at such time.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section 9.1.

“Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, none of the Administrative Agent, the Swingline Lender or any Lender shall be deemed an “Affiliate” of any Credit Party.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Allied World” has the meaning given to such term in the introductory paragraph of this Agreement.

“Annual Statement” means, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” means, at any time, the applicable margin (i) to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, (ii) to be added to the Base Rate for purposes of determining the Adjusted Base Rate, and (iii) to be used in calculating the Commitment Fees payable pursuant to Section 2.9(b), in each case as determined under the following matrix with reference to the higher of (a) Holdings’ non-credit enhanced, long-term senior unsecured debt rating by Moody’s, and (b) Swiss Holdings’ non-credit enhanced, long-term senior unsecured debt rating by Standard & Poor’s (each, a “Debt Rating”):

Pricing Level	Standard & Poor’s/Moody’s Rating	Commitment Fee	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	A / A2 or above	0.125%	1.125%	0.125%
II	A- / A3	0.150%	1.250%	0.250%
III	BBB+ / Baa1	0.175%	1.375%	0.375%
IV	BBB / Baa2	0.200%	1.500%	0.500%
V	BBB- / Baa3 or below	0.250%	1.750%	0.750%

Notwithstanding anything set forth herein to the contrary, (i) if at any time the difference between the Debt Ratings is more than one rating grade, then for purposes of determining the applicable pricing level (the “Pricing Level”) set forth above, the rating one level below the higher rating will apply, and (ii) if one of the Debt Ratings shall not be in effect, then for purposes of determining the Pricing Level set forth above, the Pricing Level shall be based upon the Debt Rating that is in effect.

On each Adjustment Date (as hereinafter defined), the Applicable Margin for all Loans and Commitment Fees shall be adjusted effective as of such date in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time (i) an Event of Default shall have occurred and be continuing, or (ii) neither Debt Rating shall be in effect, then, at all such times, the Pricing Level shall be determined in accordance with Level V of the above matrix (notwithstanding the actual level).  For purposes of this definition, “Adjustment Date” means the date on which either Moody’s or Standard & Poor’s publicly announces any change in its Debt Rating (other than as a result of a change in the rating system of Moody’s or Standard & Poor’s).If the rating system of Moody’s or Standard & Poor’s shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Credit Parties and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of any Credit Party, any officer of such Credit Party duly authorized by resolution of the board of directors or other governing body of such Credit Party to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to the Commitment Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means 11 U.S.C. §§101 et seq.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g).

“Base Rate” means the highest of (i) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime commercial lending rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate and (iii) the LIBOR Rate for an interest period of one month plus 1.00%.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the Adjusted Base Rate.

“Borrower” means any of Holdings, Allied World, and Swiss Holdings, as the context may require, and “Borrowers” means all of the foregoing.

“Borrowing” means the incurrence by a Borrower (including as a result of conversions or continuations of outstanding Revolving Loans pursuant to Section 2.10) on a single date of a group of Revolving Loans pursuant to Section 2.2 of a single Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina, New York, New York, the cantons of Zug and Zurich, Switzerland, or Bermuda are authorized or required by law to be closed, and/or (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in the London interbank Eurodollar market.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation and (ii) with respect to any Person that is not a corporation, or a natural person, any and all partnership, membership, limited liability company or other equity interests of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Swingline Lender, as collateral for the obligations of the Lenders to fund participations in respect of Swingline Loans, cash or deposit account balances.  “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of Cash Collateral and other credit support.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person, maturing within 270 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, (iii) bankers’ acceptances, time deposits and certificates of deposit maturing within 270 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and

Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives to which a Lender is subject promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Claims” has the meaning given to such term in the definition of “Environmental Claims”.

“Closing Date” has the meaning given to such term in Section 3.1

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to any Lender at any time, the obligation of such Lender to make Revolving Loans and to purchase participations in Swingline Loans up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment”, or, if such Lender has entered into one or more Assignment and Assumptions, the aggregate commitment set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.6(c) as such Lender’s “Commitment,” as such amount may be reduced, increased or terminated at or prior to such time pursuant to the terms hereof.

“Commitment Fee” has the meaning given to such term in Section 2.9(b).

“Commitment Increase” has the meaning given to such term in Section 2.19(a).

“Commitment Increase Date” has the meaning given to such term in Section 2.19(c).

“Commitment Letter” means the commitment letter from the Joint Arrangers to the Credit Parties, dated May 11, 2016.

“Commitment Termination Date” means the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or Section 8.2.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Indebtedness” means, at any time, the aggregate (without duplication) of all Indebtedness of Swiss Holdings and its Subsidiaries (whether or not reflected on the balance sheet of Swiss Holdings or any of its Subsidiaries), determined on a consolidated basis in accordance with GAAP, and for the avoidance of doubt shall not include (i) obligations in respect of undrawn letters of credit, and (ii) the obligations of Swiss Holdings or any of its Subsidiaries under any Hybrid Equity Securities to the extent that the total book value of such Hybrid Equity Securities does not exceed 15% of Total Capitalization.

“Consolidated Net Income” means, for any period, Net Income for Swiss Holdings and its Subsidiaries for such period and as reflected on the consolidated financial statements of Swiss Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of Swiss Holdings and its Subsidiaries, determined in accordance with GAAP and as reflected on the consolidated financial statements of Swiss Holdings and its Subsidiaries, excluding (i) accumulated other comprehensive income (loss) (including any such income (loss) arising from adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America) and (ii) any Disqualified Capital Stock.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” means this Agreement, the Revolving Notes, the Swingline Note, the Fee Letters, the provisions of the Commitment Letter regarding the payment of fees that expressly survive the termination thereof, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of any Credit Party with respect to this Agreement.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time and (ii) such Lender’s obligation to purchase participations in Swingline Loans at such time.

“Credit Party” means any Borrower and any Guarantor, as the context may require, and “Credit Parties” means all of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code, Part XIII of the Companies Act 1981 of Bermuda, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Bermuda, Switzerland or other applicable jurisdictions or of any Insurance Regulatory Authority from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (i) has failed to fund all or any portion of its Ratable Share of any Revolving Loans or its participations in any Swingline Loans within two Business Days of the date such Borrowing was required to be funded hereunder, unless such Lender, acting reasonably and in good faith, notifies the Administrative Agent and the Credit Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) has notified the Credit Parties, the Administrative Agent, or the Swingline Lender in writing that it does not intend to comply with any or all of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with any or all of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination, acting reasonably and in good faith, that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after receipt of a written request from the Administrative Agent or a Credit Party, to confirm that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and such Credit Party), (iv) has failed to pay to the Administrative Agent, Swingline Lender, or any Lender when due an amount owed by such Lender pursuant to the terms of this Agreement within two Business Days of the date when due or (v) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (z) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock of that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Credit Parties, Swingline Lender, and each Lender.

“Deloitte” means Deloitte & Touche LLP.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollars” or “$” means dollars of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved by (y) the Administrative Agent and the Swingline Lender, and (z) unless a Default or Event of Default has occurred and is continuing, Swiss Holdings (each such approval not to be unreasonably withheld or delayed); provided, that Swiss Holdings shall be deemed to have approved any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; provided further that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Swiss Holdings or any of its Affiliates or Subsidiaries, (ii) any Defaulting Lender, or (iii) any Non-Qualifying Lender, unless the Obligations have become due and payable (at maturity, by acceleration or otherwise).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, written notices of noncompliance or violation, investigations by any Governmental Authority or proceedings (collectively, “Claims”) relating in any way to any actual or alleged violation of or liability under any Environmental Law by Swiss Holdings or any of its Subsidiaries in respect of the conduct of their business or the ownership and/or operation of their respective properties, including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any alleged injury or threat of injury to human health or the environment arising from exposure to, or the release or threatened release of, any Hazardous Substances.

“Environmental Laws” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, Swiss Holdings or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable:  (i) a Reportable Event, (ii) a complete or partial withdrawal by Swiss Holdings or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by Swiss Holdings or any ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by Swiss Holdings or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Swiss Holdings or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Swiss Holdings or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Swiss Holdings or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of Swiss Holdings or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Swiss Holdings or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which Swiss Holdings or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Swiss Holdings or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) any Taxes imposed on or measured by its net income (however denominated), and any franchise Taxes and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (ii) in the case of a Foreign Lender (other than an assignee pursuant to a request by Swiss Holdings under Section 2.18(a)), any withholding Tax or deduction of Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax or deduction of tax pursuant to Section 2.16(a), (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means (i) the letter agreement from the Administrative Agent and Wells Fargo Securities, LLC to the Credit Parties, dated May 11, 2016 relating to certain fees payable by the Credit Parties in respect of the transactions contemplated by this Agreement, and (ii) the letter agreement from Citigroup Global Markets Inc. to the Credit Parties, dated May 11, 2016, relating to certain fees payable by the Credit Parties in respect of the transactions contemplated by this Agreement.

“Financial Officer” means, with respect to Swiss Holdings, the chief financial officer, vice president — finance, principal accounting officer or treasurer of Swiss Holdings.

“Financial Strength Rating” means the financial strength rating issued with respect to any Insurance Subsidiary by A.M. Best Company (or its successor).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by Swiss Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Swiss Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied and maintained in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States of America, Bermuda, Switzerland or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, self-regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any of Swiss Holdings and Holdings (in their respective capacities as a Guarantor under ARTICLE XI), and any other Person who, at the election of Swiss Holdings, joins this Agreement as a Guarantor (by executing joinder documentation and delivering customary certificates and legal opinions reasonably acceptable to the Administrative Agent) to guaranty the Obligations pursuant to ARTICLE XI, as the context may require.  Guarantors means all of the foregoing.

“Guaranty” means the undertakings by each Guarantor under ARTICLE XI.

“Guaranty Obligation” means, with respect to any Person, at the time of determination, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to Swiss Holdings and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Guidelines” means, collectively, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circular letter no. 34 in relation to customer credit balances of 26 July 2011 (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend “Kundenguthaben”) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. February 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria:  (i) it is designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated under any Environmental Law, or (iii) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest rate, credit default or foreign currency rate swap, future, cap, collar, hedge, forward rate or other similar agreement or arrangement (including any option to enter into any of the foregoing) designed to protect against fluctuations in interest rates, credit spreads, currency exchange rates, inflation rates or commodity prices.

“Historical Statutory Statements” has the meaning given to such term in Section 4.13(b).

“Holdings” has the meaning given to such term in the introductory paragraph of this Agreement.

“Hybrid Equity Securities” shall mean any hybrid preferred securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are shown on the consolidated financial statements of Swiss Holdings as liabilities and (i) treated as equity by Standard & Poor’s, and (ii) that, by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or is not subject to any mandatory repurchase requirement, at any time on or prior to the date which is six months after the Maturity Date.

“Increasing Lender” has the meaning given to such term in Section 2.19(a).

“Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit (other than letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon) and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables and similar obligations incurred in the ordinary course of business and not more than 60 days past due), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the Net Termination Obligations of such Person under any Hedge Agreements, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien; provided that Indebtedness shall not include obligations with respect to Primary Policies and Reinsurance Agreements which are entered into in the ordinary course of business.

“Indemnified Taxes” means Taxes (including, for the avoidance of doubt, Other Taxes) other than Excluded Taxes.

“Indemnitee” has the meaning given to such term in Section 10.1(b).

“Initial Loans” has the meaning given to such term in Section 2.19(d).

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” means each Subsidiary of Swiss Holdings the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date of the Borrowing of such LIBOR Loan (or the date of any continuation of, or conversion into, such LIBOR Loan), and ending one, two, three or six months (or, if acceptable to all of the Lenders, twelve months) thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(i)                                     all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)                                  each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)                               LIBOR Loans may not be outstanding under more than five (5) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)                              if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)                                 no Interest Period shall extend beyond the Maturity Date;

(vi)                              if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(vii)                           no Borrower may select any Interest Period (and consequently, no LIBOR Loans shall be made or continued) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

“Invested Assets” means cash, Cash Equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.

“Joint Arrangers” means Wells Fargo Securities, LLC and Citigroup Global Markets Inc. in their capacities as joint lead arrangers and joint bookrunners.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 2.18, Section 2.19, or Section 10.6(b), having a Commitment (or after the Commitments have terminated, holding outstanding Credit Exposure).  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to Swiss Holdings and the Administrative Agent, which office may be a domestic or foreign branch or Affiliate of such Lender.  A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans.

“LIBOR Loan” means, at any time, any Revolving Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) as set by the ICE Benchmark Administration (“ICE”) (or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars appearing on Reuters Screen LIBOR01 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period, by (ii) (A) if there is any Lender which at the time of determination is subject to the Reserve Requirement, an amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period or (B) if there is no such Lender at the time of determination, 1.00.  If Reuters no longer reports the LIBOR Rate, the Administrative Agent may select a reasonable replacement index or replacement page, as the case may be, reasonably acceptable to

Swiss Holdings for determination of the rate under clause (i) above.  Notwithstanding the foregoing, if the LIBOR Rate shall be less than zero, then such rate shall be deemed zero for purposes of this Agreement.

“Licenses” has the meaning given to such term in Section 4.4(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” means the collective reference to the Revolving Loans and Swingline Loans, and “Loan” means any of such Loans.

“Losses” has the meaning given to such term in Section 10.1(b).

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities (actual or contingent) operations or conditions of the Credit Parties and their Subsidiaries taken as a whole (provided, that any change in general economic conditions or effects resulting from factors generally affecting companies in the industry in which the Credit Parties conduct business shall not, in and of itself, constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect, but only if such change does not, individually or in the aggregate, have a disproportionate impact on the Credit Parties, taken as a whole, relative to other companies in similar businesses)), (ii) the ability of any Credit Party to perform its material obligations under this Agreement or any of the Credit Documents to which it is a party or (iii) the legality, validity, binding effect or enforceability against any Credit Party of this Agreement or any of the Credit Documents to which it is a party.

“Material Insurance Subsidiary” means each Insurance Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means each of (i) Allied World, (ii) Holdings, (iii) at the relevant time of determination, any other Subsidiary having (after the elimination of intercompany accounts) (y) in the case of a non-Insurance Subsidiary, (A) assets constituting at least 10% of the total assets of Swiss Holdings and its Subsidiaries on a consolidated basis, (B) revenues for the four quarters most recently ended constituting at least 10% of the total revenues of Swiss Holdings and its Subsidiaries on a consolidated basis, or (C) Net Income for the four quarters most recently ended constituting at least 10% of the Consolidated Net Income of Swiss Holdings and its Subsidiaries, in each case determined in accordance with GAAP as of the date of the GAAP financial statements most recently delivered under Section 5.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.1, as of the date of the most recent financial statements referred to in Section 4.13(a)), or (z) in the case of an Insurance Subsidiary, (A) assets constituting at least 10% of the aggregate assets of all of the Insurance Subsidiaries of Swiss Holdings, or (B) gross written premiums for the four quarters most recently ended (or, if not readily available, the fiscal year most recently ended) constituting at least 10% of the aggregate gross written premiums (without duplication) of all of the Insurance Subsidiaries of Swiss Holdings, in each case determined in accordance with SAP as of the date of the statutory financial statements most recently delivered under Section 5.2 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.2, as of the date of the most recent financial statements referred to in Section 4.13(b)) and (iv) any Subsidiary that has any of the foregoing as a Subsidiary.

“Maturity Date” means the fifth anniversary of the Closing Date; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which Swiss Holdings or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person for such period determined in accordance with GAAP.

“Net Termination Obligations” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination obligations(s) determined in accordance therewith, such termination obligation(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements, reputable pricing agent or custodian bank (which may include a Lender or any Affiliate of a Lender).

“Non-Bank Rules” means, collectively, the Ten Non-Bank Rule and the Twenty Non-Bank Rule.

“Non-Qualifying Lender” means a Person that is not a Qualifying Lender.

“Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.10(b).

“Obligations” means all principal of and interest on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, Swingline Lender, any Lender, or any other Person entitled thereto (including interest or fees accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any Debtor Relief Laws, whether or not the claim for such interest or fees is allowed in such proceeding), under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes that are Other Taxes imposed with respect to assignment other than an assignment made pursuant to Section 2.18.

“Participant” has the meaning given to such term in Section 10.6(d).

“Participant Register” has the meaning assigned to such term in Section 10.6(e).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment Office” means the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate in writing to the Lenders and the Credit Parties for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.6; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation, unemployment, old-age pensions, retirement benefits laws or similar legislation or to secure public or statutory obligations; (iv) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes and any exception to coverage described in mortgagee policies of title insurance, (v) Liens arising by virtue of trust arrangements, withheld balances, or any other collateral or security arrangements (other than letters of credit) incurred in connection with any Primary Policies or Reinsurance Agreements in the ordinary course of business or capital support agreements or any other agreements by the Credit Parties in support of the capital of any Insurance Subsidiary, or guarantees or any other agreements by the Credit Parties guaranteeing the obligations of any Insurance Subsidiary under any Primary Policies or Reinsurance Agreements entered into in the ordinary course of business; (vi) lease deposits, (vii) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off, revocation, refund or chargeback or other similar rights or remedies existing solely with respect to cash and Cash Equivalents on deposit pursuant to standard banking arrangements or under the Uniform Commercial Code or any similar law; (viii) Liens in favor of the Administrative Agent and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Credit Documents; (ix) any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h); (x) Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code or any similar law on items in collection and the documents relating thereto and proceeds thereof; (xi) Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder; (xii) any leases, subleases, licenses or sublicenses granted by any Credit Party and its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of such Credit Party or any of its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement and (xiii) any Lien existing on any property or asset prior to the acquisition thereof by any Credit Party or any of its Subsidiaries, or existing, on any property or asset of any Person that becomes a Subsidiary of any Credit Party after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming such a Subsidiary, as the case may be, (2) such Lien does not apply to any other property or assets of such Credit Party or such Subsidiary and (3) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes such a Subsidiary, as the case may be.

“Permitted Transactions” means (i) obligations of the Credit Parties or any Insurance Subsidiary (including without limitation any guarantee by a Credit Party or any of its Subsidiaries of such Person’s Insurance Subsidiaries’ obligations thereunder) under Primary Policies and Reinsurance Agreements (including security posted to secure obligations thereunder), (ii) Guaranty Obligations of the Credit Parties or any of their Subsidiaries with respect to the payment of any real property lease for office premises entered into by a direct or indirect Subsidiary of such Person in the ordinary course of business, (iii) Obligations of the Credit Parties or any of their Subsidiaries arising in the ordinary course of business pursuant to letters to certain insurers, reinsurers and insurance brokers to contribute or cause to be contributed sufficient capital surplus to any direct or indirect Insurance Subsidiary of such Person in the event that such Insurance Subsidiary is unable or unwilling in whole or in part for financial reasons to make payment of any of its claims, losses or expenses pursuant to Primary Policies or Reinsurance Agreement issued to clients of the addressees of such letters and (iv) Guaranty Obligations by any Insurance Subsidiary in favor of any of its Insurance Subsidiaries to maintain the capital of such Insurance Subsidiary at 150% of the required regulatory level.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which Swiss Holdings or any ERISA Affiliate may have any liability.

“Preferred Securities” means, with respect to any Person, any Capital Stock of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common stock or any Capital Stock of such Person.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Private Act” means private legislation enacted in Bermuda sought by any Credit Party with the intention that such legislation apply specifically to any Credit Party, in whole or in part.

“Process Agent” has the meaning given to such term in Section 10.2(d).

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975 (c)(2) or 4975(d) of the Code.

“Qualifying Lender” means a Person (including any commercial bank or financial institution (irrespective of its jurisdiction of organization)) acting on its own account which has a banking license in force and effect issued in accordance with the banking laws in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, and which, in both cases, effectively exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making all in accordance and as defined in the Guidelines or in the legislation and explanatory notes addressing the same issues which are in force at such time.

“Ratable Share” of any amount means, as adjusted pursuant to Section 2.20(b), at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the Aggregate Commitments then in effect, provided that, if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s Credit Exposure by the aggregate Credit Exposure of all Lenders then outstanding.

“Recipient” means the Administrative Agent, the Swingline Lender, and any Lender, as applicable.

“Register” has the meaning given to such term in Section 10.6(c).

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board.

“Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, at any time, the Lenders whose Commitments (or, after the termination of the Commitments, Credit Exposure) represent at least a majority, at such time, of the Aggregate Commitments (or, after the termination of the Aggregate Commitments, the aggregate Credit Exposure); provided that the Commitment of, and the portion of the outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders so long as the circumstances causing such Lender to be a Defaulting Lender have not been cured.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, self-regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to the Administrative Agent under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” means, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, the vice president-finance, the principal accounting officer or the treasurer of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.

“Revolving Loan” means any revolving loan made by a Lender to a Borrower pursuant to Section 2.1(a).

“Revolving Notes” means, with respect to any Lender requesting the same, the promissory note of each Borrower in favor of such Lender evidencing the Revolving Loans made by such Lender to such Borrower pursuant to Section 2.1, in substantially the form of Exhibit A-1.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, the United Nations, Switzerland or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, Myanmar and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained, as in effect from time to time, subject to the provisions of Section 1.2.

“Standard & Poor’s” means Standard & Poor’s Financial Services, LLC.

“Subsequent Borrowing” has the meaning given to such term in Section 2.19(d).

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency).  When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of Swiss Holdings.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to a Borrower pursuant to Section 2.1(b), and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2.

“Swingline Participation Amount” has the meaning given to such term in Section 2.1(b)(ii)(C).

“Swingline Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the total Commitments.  The Swingline Sublimit is part of, and not in addition to, the total Commitments.

“Swiss Borrower” means a Borrower which is incorporated in Switzerland or which is otherwise deemed to be a resident in Switzerland for purposes of Swiss Withholding Tax.

“Swiss Holdings” has the meaning given to such term in the introductory paragraph of this Agreement.

“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die (Verrechnungssteuer vom 13. Oktober 1965, SR 642.21).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ten Non-Bank Rule” means the rule that the aggregate number of creditors (or deemed creditors) of a Swiss Borrower under this Agreement which are not Qualifying Lenders must not exceed ten, all in accordance with the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date, (ii) Consolidated Indebtedness (but excluding any Hybrid Equity Securities) as of such date and (iii) the aggregate obligations of the Credit Parties and their Subsidiaries under any Hybrid Equity Securities as of such date.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (or deemed creditors) (including the Lenders), which are Non-Qualifying Lenders, of a Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Guidelines) (including Indebtedness arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), loans, facilities and/or private placements (including under the Credit Documents)) must not at any time exceed 20, all in accordance with the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Type” has the meaning given to such term in Section 2.2(a).

“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable actuarial assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Unutilized Commitment” means, at any time for each Lender, such Lender’s Commitment less such Lender’s Credit Exposure at such time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person, except for directors’ qualifying shares.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2                                    Accounting Terms; GAAP and SAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if Swiss Holdings notifies the Administrative Agent that the Credit Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Credit Parties that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.Notwithstanding the foregoing, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Financial Accounting Standards No. 159 (ASC 825) and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value Indebtedness at the fair value thereof and (ii) all Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof.

Section 1.3                                    Other Terms; Construction.

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law or regulation, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

Section 1.4                                    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT

Section 2.1                                    Revolving Loan Commitments; Swingline Loans.

(a)                                 Revolving Loans.  Upon and subject to the terms and conditions hereof, each Lender hereby agrees to make Revolving Loans to any Borrower from time to time on any Business Day during the Availability Period; provided that no Lender shall be obligated to make any Revolving Loan if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds thereof), (i) the Credit Exposure of such Lender would exceed its Commitment at such time, (ii) the aggregate Credit Exposure would exceed the Aggregate Commitments at such time, or (iii) the applicable conditions in Section 3.2 are not met.  Within the foregoing limits, and subject to and on the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Loans on a revolving basis.

(b)                                 Swingline Loans.

(i)                                     Availability.  Upon and subject to the terms and conditions hereof, the Swingline Lender hereby agrees to make Swingline Loans to any Borrower from time to time on any Business Day during the Availability Period; provided, that after giving effect thereto, (A) the aggregate principal amount of outstanding Swingline Loans shall not exceed the lesser of (1) the Swingline Sublimit and (2) the Unutilized Commitment of the Swingline Lender, (B) the Credit Exposure of any Lender shall not exceed its Commitment at such time, (C) the aggregate Credit Exposure shall not exceed the Aggregate Commitments at such time, and (D) the applicable conditions in Section 3.2 are met; provided, further, that the Swingline Lender shall have no obligation to make Swingline Loans at any time a Lender is a Defaulting Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements with the Borrowers, the other Lenders, or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender (after giving effect to Section 2.20(b)); provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance any outstanding Swingline Loan.

(ii)                                  Refunding.

(A)                               The Swingline Lender may (whether or not an Event of Default has occurred and is continuing), on behalf of any Borrower (each of which hereby irrevocably directs the Swingline Lender to act on its behalf) by written notice to the Administrative Agent given no later than 11:00 a.m. on any Business Day request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan as a Base Rate Loan in an amount equal to such Lender’s Ratable Share of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 1:00 p.m. on the day specified in such notice.  The proceeds of such Revolving Loans (to the extent made available to the Administrative Agent) shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans.  No Lender’s obligation to fund its respective Ratable Share of a Swingline Loan shall be affected by any other Lender’s failure to fund its Ratable Share of a Swingline Loan, nor shall any Lender’s Ratable Share be increased as a result of any such failure of any other Lender to fund its Ratable Share.  Any such Swingline Loans repaid shall no longer be outstanding as Swingline Loans but shall be outstanding Revolving Loans.

(B)                               Subject to Section 2.1(b)(ii)(C), the Borrower that received the Swingline Loan shall pay to the Swingline Lender on demand in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders.

(C)                               If for any reason any Swingline Loan cannot be refinanced with a Revolving Loan pursuant to Section 2.1(b)(ii)(A), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.1(b)(ii)(A) purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Lender’s Ratable Share of the aggregate principal amount of Swingline Loans then outstanding.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s Ratable Share of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(D)                               Each Lender’s obligation to make the Revolving Loans referred to in Section 2.1(b)(ii)(A) and to purchase participating interests pursuant to Section 2.1(b)(ii)(C) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Credit Document by any Borrower, or Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(E)                                If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.1(b) by the time specified herein, the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan or Swingline Participation Amount, as the case may be.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (E) shall be conclusive absent manifest error.

Section 2.2                                    Borrowings.

(a)                                 The Loans shall be denominated in Dollars and, at the option of the applicable Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that (i) all Revolving Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) all Swingline Loans shall be Base Rate Loans.

(b)                                 In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Revolving Loans, which shall be made pursuant to Section 2.10), the applicable Borrower will give the Administrative Agent written notice not later than 11:00 a.m., three (3) Business Days prior to each Borrowing of LIBOR Loans and not later than 10:00 a.m., on the same Business Day prior to each Borrowing of Base Rate Loans and Swingline Loans.  Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount, initial Type of the Loans to be made pursuant to such Borrowing, and whether such Loans are Revolving Loans or Swingline Loans, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day.  Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing.  Notwithstanding anything to the contrary contained herein:

(i)                                     (A) each Borrowing of Base Rate Loans (other than Swingline Loans) shall be in a principal amount not less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof, (B) each Borrowing of LIBOR Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, and (C) each Borrowing of Swingline Loans shall be in a principal amount not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, in each case if less than the minimum amount or if not in such an integral multiple, in the amount of the aggregate Unutilized Commitments (or the unutilized Swingline Sublimit, as the case may be));

(ii)                                  if the applicable Borrower shall have failed to designate the Type of Loans in a Notice of Borrowing, then the Loans shall be made as Base Rate Loans; and

(iii)                               if the applicable Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period of one month.

(c)                                  Not later than 1:00 p.m. on the requested Borrowing Date, (i) each Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Ratable Share of such requested Borrowing as its Revolving Loan or Revolving Loans, and (ii) the Swingline Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, the Swingline Loans.  As promptly as practicable, upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is the initial Loans, Section 3.1), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent in accordance with Section 2.3(a).

Section 2.3                                    Disbursements; Funding Reliance; Domicile of Loans.

(a)                                 Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing it makes in accordance with the terms of any written instructions from any Authorized Officer of such Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter or to any account that is not with a bank located in the United States.  Any Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may (but shall not be so required to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by such Borrower, the Adjusted Base Rate.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its Ratable Share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing.  Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)                                  Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect any obligations of the applicable Borrower to repay such Loan to or for the account of such Lender or otherwise to make payment in accordance with the terms of this Agreement.

(d)                                 The obligations of the Lenders hereunder to make Revolving Loans are several and not joint.  The failure of any Lender to make any such Revolving Loan on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan hereunder.

Section 2.4                                    Evidence of Debt; Revolving Notes.

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the applicable Lending Office of such Lender resulting from the Revolving Loans made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent shall maintain the Register pursuant to Section 10.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of each such Loan, and (iii) the amount of any sum received by the Administrative Agent hereunder from the applicable Borrower and each Lender’s Ratable Share thereof.

(c)                                  The entries made in the Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, the accounts maintained pursuant to Section 2.4(a)) shall, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the applicable Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Obligations of such Borrower under this Agreement.

(d)                                 The Revolving Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Revolving Note appropriately completed in substantially the form of Exhibit A-1, executed by each Borrower and payable to the order of such Lender.  Each Revolving Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.The Swingline Loans shall, if requested by the Swingline Lender (which request shall be made to the Administrative Agent), be evidenced by a Swingline Note appropriately completed in substantially the form of Exhibit A-2, executed by each Borrower and payable to the order of the Swingline Lender.  Each Swingline Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

Section 2.5                                    Termination and Reduction of Commitments.

(a)                                 The Aggregate Commitments and the commitment of the Swingline Lender to make Swingline Loans shall be automatically and permanently terminated on the Commitment Termination Date.

(b)                                 At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, Swiss Holdings may terminate in whole or reduce in part the aggregate Unutilized Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and applied ratably among the Lenders according to their respective Commitments.  The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.5(b) that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Swingline Sublimit at such time shall result in an automatic corresponding reduction of the Swingline Sublimit to the amount of the aggregate Commitments (as so reduced), without any further action on the part of any party hereto.

(c)                                  All Commitment Fees accrued in respect of the Unutilized Commitments until the effective date of any termination thereof shall be paid on the effective date of such termination.

Section 2.6                                    Mandatory Payments and Prepayments.

(a)                                 Except to the extent due or paid sooner pursuant to the provisions hereof, each Borrower shall repay to the Lenders on the Commitment Termination Date the aggregate outstanding principal amount of all Revolving Loans made to such Borrower.  The aggregate outstanding principal of each Swingline Loan shall be due and payable in full on the earlier of (i) the date 10 Business Days after such Swingline Loan is made and (ii) the Commitment Termination Date.

(b)                                 In the event that, at any time, the aggregate Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with the proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), each Borrower will immediately prepay (i) the outstanding principal amount of Swingline Loans made to it, and (ii) to the extent of any such excess remaining after prepayment in full of outstanding Swingline Loans, the outstanding principal amount of Revolving Loans made to it, in each case in its pro rata portion (according to the then outstanding principal amount of Swingline Loans and Revolving Loans made to each Borrower) of the amount of such excess.

Section 2.7                                    Voluntary Prepayments.

(a)                                 At any time and from time to time, each Borrower may prepay its Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to each intended prepayment of LIBOR Loans, one (1) Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans) and not later than 2:00 p.m. on the date of each intended prepayment of Swingline Loans; provided that (i) each partial prepayment shall be in a principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof for Revolving Loans and in a principal amount of $500,000 or an integral multiple of $100,000 in excess thereof for Swingline Loans, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto.  Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind such Borrower to make such prepayment on the terms specified therein.  Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement.  In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b)                                 Subject to the provisions of Section 2.20(a)(ii), each prepayment of Revolving Loans made pursuant to this Section 2.7 shall be applied among the Lenders in accordance with their respective Ratable Shares.

Section 2.8                                    Interest.

(a)                                 Subject to the provisions of Section 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, during such periods as such Loan is a Base Rate Loan (including each Swingline Loan), and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b)                                 Upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)                                  Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)                                     in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter; provided, that in the event of any repayment or prepayment of any Base Rate Loan, then accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment;

(ii)                                  in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in the definition of “Interest Period”) and (z) in addition, in the case of an Interest Period of six months or longer, on each date that falls every three months after the beginning of such Interest Period; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii)                               in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)                                 Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law.  If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount and the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.

(e)                                  The Administrative Agent shall promptly notify the applicable Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the applicable Borrower or the Lenders with any such notice shall neither affect any obligations of such Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to any Borrower or any Lender.  Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

(f)                                   Minimum Interest:  Without derogation or duplication of the provisions set forth in Section 2.16, all interest payable under this Agreement is expressed as a minimum interest rate.  The parties hereto have assumed that interest at such rates is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, each Lender, Swiss Holdings and the Administrative Agent agree that if Swiss Withholding Tax is imposed on any interest payment by Swiss Holdings to any Lender and it is unlawful for any reason for Swiss Holdings to comply with Section 2.16 when it would otherwise be required to make any payment under such Section (taking into account the exclusion set forth in Section 2.16(c)), and if the relevant payment is effectively not made, then any payment of interest to be made by Swiss Holdings to such Lender shall be increased to an amount which (after making any deduction of the Non-refundable Portion of Swiss Withholding Tax (as defined below)) results in a payment to such Lender of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. In calculating the amount due pursuant to the foregoing sentence, Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For purposes of the foregoing, “Non-refundable Portion of Swiss Withholding Tax” means Swiss Withholding Tax at the standard rate (which, as of the date of this Agreement, is 35%) unless according to an applicable double tax treaty, the Non-refundable Portion of Swiss Withholding Tax for any Lender is a specified lower rate, in which case such lower rate shall be applied in relation to such Lender.  No payment pursuant to this Section 2.8(f) shall be in duplication of any payment pursuant to Section 2.16.

Section 2.9            Fees.  The Borrowers agree to pay:

(a)           To the Joint Arrangers and Wells Fargo, in its capacity as Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters.

(b)           To the Administrative Agent, subject to Section 2.20(a)(iii), for the account of each Lender, a commitment fee (the “Commitment Fee”) for each calendar quarter (or portion thereof) at a per annum rate equal to the Applicable Margin in effect for such fee from time to time on such Lender’s Ratable Share of the average daily aggregate Unutilized Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date through the Commitment Termination Date, and (ii) on the Commitment Termination Date.  Swingline Loans shall not be considered usage of the Commitments for purposes of calculating the Commitment Fee.

Section 2.10          Conversions and Continuations.

(a)           Each Borrower may elect (i) to convert all or a portion of the outstanding principal amount of any of its Base Rate Loans (other than Swingline Loans) into LIBOR Loans, or to convert any of its LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any of its LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall be in a principal amount not less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of LIBOR Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; and no partial conversion of LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $3,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, (y) except as otherwise provided in Section 2.15(f), LIBOR Loans may be converted into Base Rate Loans (other than Swingline Loans)

only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the respective Borrower will pay, upon such conversion, all amounts required under Section 2.17 to be paid as a consequence thereof) and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Loan.

(b)           Each Borrower must give the Administrative Agent written notice not later than 11:00 a.m. three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans.  Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Revolving Loans being converted or continued.  Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation.  In the event that any Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any of its outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof).  In the event that any Borrower shall have failed to specify an Interest Period to be applicable to any conversion into, or continuation of, its LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period of one month.

Section 2.11          Method of Payments; Computations; Apportionment of Payments.

(a)           All payments by the Credit Parties hereunder (whether of principal, interest, fees, or under Sections 2.15, 2.16 or 2.17, or otherwise) shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Administrative Agent or the Lenders) at the Payment Office, prior to 2:00 p.m. on the date payment is due.  Any payment made as required hereinabove, but after 2:00 p.m., shall be deemed to have been made on the next succeeding Business Day.  If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in the definition of “Interest Period” are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)           Subject to Section 2.20(a)(ii), the Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows:  (i) if the payment is received by 12:00 noon, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment

(based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders) of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected).  If the Administrative Agent shall not have made a required distribution to the relevant Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share (calculated as set forth above) of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.  Each payment to the Administrative Agent on account of principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in a like manner, but for the account of the Swingline Lender.

(c)           Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or Swingline Lender that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or Swingline Lender, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the Swingline Lender as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)           All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans (when such calculation is based on the prime rate), 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

Section 2.12          Recovery of Payments.

(a)           Each Credit Party agrees that to the extent it makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)           If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the applicable Credit Party, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount.  If any such amounts are recovered by the Administrative Agent from such Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

Section 2.13          Use of Proceeds.  The proceeds of the Loans shall be used by the Borrowers for general corporate purposes not in contravention of any Requirement of Law or of the Credit Documents.

Section 2.14          Pro Rata Treatment.

(a)           All fundings, continuations and conversions of Revolving Loans shall be made by the Lenders pro rata on the basis of their respective Ratable Shares or on the basis of their respective outstanding Revolving Loans (in the case of continuations and conversions of Revolving Loans pursuant to Section 2.10), as the case may be, from time to time.

(b)           All payments from or on behalf of each Borrower on account of any Obligations of such Borrower shall be apportioned ratably among the Lenders based upon their respective shares, if any, of the Obligations with respect to which such payment was made.

(c)           If any Lender (other than the Swingline Lender with respect to Swingline Loans) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and such other Obligations owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14(c) shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.14(c) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.14(c) to share in the benefits of any recovery on such secured claim.

Section 2.15          Increased Costs; Change in Circumstances; Illegality.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan (including any Base Rate Loan if any Person seeking compensation in respect of its Base Rate Loans determines in good faith that the Base Rate does not compensate such person in full for any increased cost or expense covered by this subsection (i)), insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender (except the Reserve Requirement reflected in the LIBOR Rate);

(ii)           subject any Recipient to any Taxes of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans (including any Base Rate Loan if any Person seeking compensation in respect of its Base Rate Loans determines in good faith that the Base Rate does not compensate such person in full for any increased cost or expense covered by this subsection (iii)) made by such Lender (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the applicable Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs incurred or reduction suffered, provided that nothing in this Section 2.15(a) shall be construed to entitle any Lender or any Recipient to compensation from any Borrower under this Section 2.15(a) if such Lender or such Recipient has been compensated in full from such Borrower pursuant to another provision in this Agreement.

(b)           If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Loans made by such Lender, or participations in Swingline Loans held by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in Section 2.15(a) or Section 2.15(b), and the calculation of such amount or amounts in reasonable detail (along with supporting documentation), and delivered to the applicable Borrower shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies any such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 days period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           If, on or prior to the first day of any Interest Period, (x) the Administrative Agent shall have determined that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify Swiss Holdings and the Lenders in writing.  Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified Swiss Holdings and the Lenders in writing.  The Administrative Agent and each applicable Lender shall promptly notify Swiss Holdings and the Administrative Agent (as applicable) when such circumstances cease to exist.

(f)            Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that any Change in Law, has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and Swiss Holdings in writing.  Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified Swiss Holdings in writing.  Each such Lender shall promptly notify Swiss Holdings and the Administrative Agent when such circumstances no longer exist.

Section 2.16          Taxes.

(a)           Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Without limiting the provisions of Section 2.16(a), the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Subject to Section 2.16(f), each Credit Party shall, jointly and severally, indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes with respect to payments by any Credit Party under this Agreement or any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  A Credit Party is not required to indemnify a Recipient under this Section 2.16(c) or to make an increased payment in accordance with Section 2.8(f) (but only to that Recipient), in each case solely with respect to any Swiss Withholding Tax, if on the date on which the payment falls due, the relevant Recipient is not or has ceased to be a Qualifying Lender as a result of any reason attributable to that Recipient, other than as a result of (i) any Change in Law after the date such Recipient became a party to this Agreement or (ii) such Recipient having become a party to this Agreement after the Loans, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents have become forthwith due and payable (at maturity, by acceleration or otherwise).

(d)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(d).

(e)           As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Swiss Holdings and the Administrative Agent, at the time or times reasonably requested by Swiss Holdings or the Administrative Agent, such properly completed and executed documentation reasonably requested by Swiss Holdings or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Swiss Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Swiss Holdings or the Administrative Agent as will enable Swiss Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would violate any Requirement of Law.

Without limiting the generality of the foregoing, in the event that any Borrower is or becomes a U.S. Person:

(i)            any Lender that is a U.S. Person shall deliver to Swiss Holdings and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Swiss Holdings or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Swiss Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Swiss Holdings or the Administrative Agent), whichever of the following is applicable:

(A)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed copies of IRS Form W-8ECI;

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(D)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, as Swiss Holdings or the Administrative Agent may reasonably request; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(iii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Swiss Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Swiss Holdings or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Swiss Holdings or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)          if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Swiss Holdings and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Swiss Holdings or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Swiss Holdings or the Administrative Agent as may be necessary for Swiss Holdings or the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Swiss Holdings and the Administrative Agent in writing of its legal inability to do so.

(g)           If the Administrative Agent, any Lender or the Swingline Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts, in either case pursuant to this Section 2.16, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Swingline Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Credit Party, upon the request of the Administrative Agent, such Lender or Swingline Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental

Authority) to the Administrative Agent, such Lender or Swingline Lender in the event such indemnified party is required to repay such refund to such Governmental Authority.  This Section 2.16(g) shall not be construed to require the Administrative Agent, the Lender or the Swingline Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(h)           Each of the Administrative Agent, the Swingline Lender and each Lender agrees to cooperate with any reasonable request made by any Credit Party in respect of a claim of a refund in respect of Indemnified Taxes as to which it has been indemnified by such Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to this Section 2.16, provided that (i) such Credit Party has agreed in writing to pay all of the Administrative Agent’s or Swingline Lender’s or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent or Swingline Lender or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim and (iii) such Credit Party furnishes, upon request of the Administrative Agent, or Swingline Lender or such Lender, an opinion of tax counsel (such opinion and such counsel to be reasonably acceptable to such Lender, or Swingline Lender or the Administrative Agent) to the effect that such Indemnified Taxes were wrongly or illegally imposed.

Section 2.17          Compensation.  Each Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or redeployment of deposits or other funds required by such Lender to fund or maintain such Borrower’s LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan of such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan of such Borrower occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.18(a) or any acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan of such Borrower is not made on any date specified in a notice of prepayment given by such Borrower or (iv) as a consequence of any other failure by such Borrower to make any payments with respect to any LIBOR Loan of such Borrower when due hereunder.  Calculation of all amounts payable to a Lender under this Section 2.17 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17.  The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.17 by any Lender as to any additional amounts payable pursuant to this Section 2.17 shall be submitted by such Lender to the applicable Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section 2.17 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

Section 2.18          Replacement Lenders.

(a)           Swiss Holdings may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from any Borrower under Section 2.15(a) or Section 2.15(b) or payments from any Borrower under Section 2.16, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.15(f), (iii) that is a Defaulting Lender, or (iv) that is a Non-Qualifying Lender, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Administrative Agent shall have received the assignment fee specified in Section 10.6(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or any Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a request for compensation under Section 2.15(a) or Section 2.15(b) or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Swiss Holdings to require such assignment cease to apply.

(b)           If any Lender requests compensation under Section 2.15(a) or Section 2.15(b), or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.15(f), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15(a), Section 2.15(b) or Section 2.16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.15(f), as applicable, and (ii) in each case would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Swiss Holdings, on behalf of the Borrowers, hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.19          Increase in Commitments.

(a)           Any Borrower shall have the right, at any time and from time to time after the Closing Date by written notice to and in consultation with the Administrative Agent, to request an increase in the Aggregate Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, an “Increasing Lender”), by adding as a Lender with a new Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) immediately after giving effect to any Commitment Increase, the aggregate of all Commitment Increases effected after the Closing Date shall not exceed $150,000,000, and (iii) no existing Lender shall be obligated to increase its Commitment as a result of any request for a Commitment Increase by a Borrower unless it agrees in its sole discretion to do so.

(b)           Each Additional Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent and the Swingline Lender shall not be unreasonably withheld, conditioned or delayed) and Swiss Holdings and each Additional Lender shall execute a joinder agreement together with all such other documentation as the Administrative Agent and Swiss Holdings may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and Swiss Holdings, to evidence the Commitment of such Additional Lender and its status as a Lender hereunder.

(c)           If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and Swiss Holdings shall determine the effective date (the “Commitment Increase Date,” which shall be a Business Day not fewer than thirty (30) days prior to the Commitment Termination Date) and the final amount and allocation of such increase.  The Administrative Agent shall promptly notify Swiss Holdings and the Lenders of the final amount and allocation of such increase and the Commitment Increase Date.  The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem appropriate to effect such Commitment Increase.

(d)           Notwithstanding anything set forth in this Section 2.19 to the contrary, no increase in the Aggregate Commitments pursuant to this Section 2.19 shall be effective unless:

(i)            The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A)          as to each Increasing Lender, evidence of its agreement to provide a portion of the Commitment Increase, and as to each Additional Lender, a duly executed joinder agreement together with all other documentation required by the Administrative Agent pursuant to Section 2.19(b);

(B)          an instrument, duly executed by each Credit Party, acknowledging and reaffirming its obligations under this Agreement and the other Credit Documents;

(C)          a certificate of the secretary or an assistant secretary or other appropriate officer of each Credit Party, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Credit Party approving or consenting to such Commitment Increase;

(D)          a certificate of a Financial Officer of Swiss Holdings, certifying that (y) as of the Commitment Increase Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the Commitment Increase and any Borrowings in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof); and

(ii)           In the case of any Loan in connection with such Commitment Increase, the conditions precedent set forth in Section 3.2 shall have been satisfied.

To the extent necessary to keep the outstanding Loans ratable in the event of any non-ratable increase in the aggregate Commitments, on the Commitment Increase Date, (i) all then outstanding LIBOR Loans (the “Initial Loans”) shall automatically be converted into Base Rate Loans, (ii) immediately after the effectiveness of the Commitment Increase, the applicable Borrowers shall, if they so request, convert such Base Rate Loans into LIBOR Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Conversion/Continuation delivered to the Administrative Agent in accordance with Section 2.10, (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s Ratable Share (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Lender’s Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans and (z) such Lender’s Ratable Share (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Commitments (calculated after giving effect to the Commitment Increase), (vi) each applicable Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Lenders entitled thereto, and (vii) Schedule 1.1(a) shall automatically be amended to reflect the Commitments of all Lenders after giving effect to the Commitment Increase.  The conversion of the Initial Loans pursuant to clause (i) above shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.17 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.

Section 2.20          Defaulting Lenders.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.5.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A)          first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B)          second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder;

(C)          third, if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as Cash Collateral for the Fronting Exposure of the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.21;

(D)          fourth, as the applicable Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its Ratable Share as required by this Agreement, as determined by the Administrative Agent;

(E)           fifth, if so determined by the Administrative Agent and Swiss Holdings, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans (including Swingline Loans) under this Agreement;

(F)           sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G)          seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H)          eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or funded participations in Swingline Loans in respect of which such Defaulting Lender has not fully funded its Ratable Share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Swingline Loans to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Swingline Loans owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(iii)          No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).  With respect to any Commitment Fee not required to be paid to any Defaulting Lender pursuant to the previous sentence, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to Section 2.20(b) and (y) not be required to pay the remaining amount of any such fee.

(b)           All or any part of such Defaulting Lender’s Fronting Exposure in respect of Swingline Loans shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Credit Exposures (calculated without regard to such Defaulting Lender’s Commitment), irrespective of whether the conditions in Section 3.2 are satisfied, but in each case only to the extent that such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.  Subject to Section 10.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(c)           If the reallocation described in Section 2.20(b) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, within one Business Day following notice from the Administrative Agent or the Swingline Lender deliver Cash Collateral in accordance with Section 2.21.

(d)           If Swiss Holdings, the Administrative Agent, and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Credit Exposures (without giving effect to Section 2.20(b)), whereupon such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.21          Cash Collateral.

(a)           At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Swingline Lender (with a copy to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount equal to the Fronting Exposure of the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.20(b)) in regards to Swingline Loans made to such Borrower.  The Administrative Agent shall deposit such Cash Collateral in a special collateral account of such Borrower pursuant to arrangements satisfactory to the Administrative Agent, the Borrowers and the Swingline Lender (such account, the “Cash Collateral Account”) for the benefit of the Swingline Lender.

(b)           The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Swingline Loans, to be applied pursuant to subsection (c) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Swingline Lender, or that the total amount of such Cash Collateral is less than the Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 shall be held and applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (i) the elimination of the applicable Fronting Exposure giving rise thereto (including by the termination of Defaulting Lender status of the applicable Defaulting Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that, subject to Section 2.20(a)(ii) the Person providing Cash Collateral and the Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1            Conditions Precedent to the Closing Date.  The obligation of each Lender to make Loans hereunder shall become effective on the date (the “Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.5):

(a)           On the Closing Date, (i) the Credit Parties, the Administrative Agent and each Lender shall have signed a counterpart of this Agreement and shall have delivered (or transmitted electronically) the same to the Administrative Agent; and (ii) there shall have been delivered to the Administrative Agent for the account of the Swingline Lender and each Lender that has requested the same a Swingline Note and/or Revolving Note, as applicable, executed by each Borrower, in each case in the amount, maturity and as otherwise provided herein;

(b)           On the Closing Date, the Administrative Agent shall have received (i) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from Kelley Drye & Warren LLP, special New York counsel to the Credit Parties, (ii) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from Conyers Dill & Pearman Limited, special Bermuda counsel to the Credit Parties, and (iii) an opinion, substantially in the form distributed to and agreed with the Administrative Agent prior to signing of this Agreement, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from Baker & McKenzie, special Swiss counsel to the Credit Parties, in respect of the capacity of Swiss Holdings to enter into this Agreement;

(c)           On the Closing Date, the Administrative Agent shall have received a certificate, signed by a Responsible Officer of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) each of the representations and warranties set forth in this Agreement and in the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, each as of the Closing Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), (ii) there is no pending or threatened litigation, bankruptcy or other proceeding in which there is a reasonable likelihood of an adverse determination which could reasonably be expected to result in a Material Adverse Effect or which seeks to restrain, enjoin or prevent the closing of the credit facility provided for herein, (iii) no Default or Event of Default exists as of the Closing Date and (iv) there has not occurred or become known to the Administrative Agent since December 31, 2015, a change, occurrence or development that could reasonably be expected to have a Material Adverse Effect;

(d)           On the Closing Date, the Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is (A) with respect to each Credit Party other than Swiss Holdings, a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party or (B) with respect to Swiss Holdings, an excerpt from the Commercial Register of the Canton of Zug, in each case, certified as of a recent date by the Secretary of State (or comparable Governmental Authority, if available,) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of the other Credit Documents, and attaching all such copies of the documents described above;

(e)           All approvals, permits and consents of any Governmental Authorities (including all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Administrative Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested and such documents and papers where appropriate to be certified by proper corporate or governmental authorities; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that could reasonably be expected to have a Material Adverse Effect;

(f)            Since December 31, 2015, both immediately before and after giving effect to the making of the initial Loans (if any), there shall not have occurred a change, occurrence or development that could reasonably be expected to have a Material Adverse Effect;

(g)           On the Closing Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Credit Party contained herein or in any other Credit

Document qualified as to materiality shall be are true and correct and those not so qualified shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, if qualified as to materiality, in all respects) only as of such specified date);

(h)           The Credit Parties shall have paid (i) to the Joint Arrangers and the Administrative Agent, the fees specified in the Fee Letters to be paid to them on the Closing Date, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letter between the Credit Parties and the Administrative Agent, and (iii) all other fees and reasonable expenses of the Joint Arrangers, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including legal fees and expenses) pursuant to the Commitment Letter;

(i)            The current Financial Strength Rating of each Material Insurance Subsidiary is “B++” or better;

(j)            The Administrative Agent shall have received an Account Designation Letter from an Authorized Officer of each Borrower;

(k)           The Administrative Agent shall have received from the Credit Parties all documentation and other information reasonably requested by the Administrative Agent in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation,  any applicable “know your customer” rules and regulations and the PATRIOT Act; and

(l)            The Administrative Agent shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2            Conditions Precedent to All Borrowings.  The obligation of each Lender to make any Loans (other than Revolving Loans made for the purpose of repaying Swingline Loans pursuant to Section 2.1(b)(ii)) shall be subject to the prior or concurrent satisfaction (in form and substance reasonably satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:

(a)           The Closing Date shall have occurred;

(b)           The applicable Borrower shall have delivered a Notice of Borrowing in accordance with Section 2.2(b);

(c)           Each of the representations and warranties of the Credit Parties set forth in this Agreement and in the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, in each case only as of the date of any Borrowing, with the same effect as if made on and as of such date, both immediately before and after the making of the Loans (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case only on and as of such specific date), provided that the representation and warranty set forth in Section 4.12 shall only be made on the Closing Date;

(d)           With respect to the making of any Loan, the limitation on amounts set forth under Section 2.1 will not be exceeded immediately after giving effect thereto;

(e)           No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Borrowing; and

(f)            So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

Each giving of a Notice of Borrowing and the consummation of each Borrowing, shall be deemed to constitute a representation and warranty by the applicable Borrower that the statements contained in Section 3.2(c) through Section 3.2(e) above are true, both as of the date of such notice or request and as of the date such Loan is made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, each of the Credit Parties (solely as to itself and its Subsidiaries) represents and warrants to the Administrative Agent and the Lenders as follows:

Section 4.1            Organization and Power.  Each Credit Party and its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full corporate power and authority to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2            Authorization; Enforceability.  Such Credit Party has the full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is or will be a party and has taken all necessary corporate action to execute, deliver and perform its obligations under each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party.  This Agreement constitutes, and each of the other Credit Documents upon execution and delivery by each Credit Party that is a party thereto will constitute, the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.

Section 4.3            No Violation.  The execution, delivery and performance by each Credit Party of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation, articles of association, bylaws or organizational regulations (or other similar organizational document or governing document), (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) result in or require the creation or imposition of any Lien upon any of its properties or assets, other than, in the case of clauses (ii), (iii) and (iv), such contraventions, conflicts, breaches, defaults and creation or imposition of Liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4            Governmental and Third-Party Authorization; Permits.

(a)           No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by such Credit Party of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than such consents, approvals, authorizations and other actions which the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each such Credit Party and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)           Each Insurance Subsidiary holds licenses (including licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations in all jurisdictions necessary to transact its insurance and reinsurance business (collectively, the “Licenses”), except where the failure to hold such License would not reasonably be expected to have a Material Adverse Effect.  (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5            Litigation.  There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Credit Parties, threatened, at law or in equity before any Governmental Authority or in arbitration, against or affecting such Credit Party, any of its Subsidiaries or any of their respective properties (i) in which there is a reasonable likelihood of an adverse determination which could reasonably be expected to result in a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Credit Documents to which such Credit Party is a party.

Section 4.6            Taxes.  Each of such Credit Party and its Subsidiaries has timely filed all U.S. federal, state, local and foreign tax returns and reports required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP, or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Such returns are true, correct and complete in all material respects.  There is no ongoing audit or examination or other investigation by any Governmental Authority of the Tax liability of such Credit Party or any of its Subsidiaries the outcome of which could reasonably be expected to have a Material Adverse Effect.  There is no unresolved claim by any Governmental Authority concerning the Tax liability of such Credit Party or any of its Subsidiaries for any period for which Tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP or that could not reasonably be expected to have a Material Adverse Effect.

Section 4.7            Subsidiaries.

(a)           Set forth on Schedule 4.7 is a complete and accurate list of all of the Subsidiaries of Swiss Holdings as of the Closing Date, together with, for each such Subsidiary, and, as to each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary, (iii) the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) indicates whether such Subsidiary is an Insurance Subsidiary.  Each of Swiss Holdings and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.7.

(b)           No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to such Credit Party or any other Subsidiary, to make loans or advances to such Credit Party or any other Subsidiary, or to transfer any of its assets or properties to such Credit Party or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

Section 4.8            Full Disclosure.  All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, the Joint Arrangers or any Lender by or on behalf of such Credit Party for purposes of or in connection with this Agreement or any of the other Credit Documents is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading.  As of the Closing Date, there is no fact known to any Responsible Officer of such Credit Party that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of Swiss Holdings and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Credit Parties to the Administrative Agent and/or the Lenders.

Section 4.9            Absence of Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of any transaction contemplated by this Agreement or any other Credit Document.

Section 4.10          Ownership of Property; Liens.  Each such Credit Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of such Credit Party and its Subsidiaries is subject to no Liens, other than Liens permitted under Section 7.3.

Section 4.11          Margin Regulations.  Neither such Credit Party nor any of its Subsidiaries is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that could violate or be inconsistent with Regulations T, U or X or Section 7 of the Exchange Act.

Section 4.12          No Material Adverse Effect.  There has been no Material Adverse Effect since December 31, 2015, and there exists no change, occurrence or development, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.13          Financial Matters.

(a)           Swiss Holdings has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of Swiss Holdings and its Subsidiaries as of December 31, 2015 and 2014 and the related statements of income, stockholders’ equity and cash flows for the fiscal years or period then ended, together with the opinion of Deloitte thereon, and (ii) the unaudited consolidated balance sheet of Swiss Holdings and its Subsidiaries as of March 31, 2016, and the related statements of income, stockholders’ equity and cash flows for the three-month period then ended.  Such consolidated financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly, in all material respects, the financial position of Swiss Holdings and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated.  Except for liabilities and obligations disclosed or provided for in the most recent financial statements referred to above and the notes thereto or the most recent financial statements and the notes thereto delivered pursuant to Section 5.1, as of the date of such financial statements, none of the Credit Parties had any material liability or obligation that, in accordance with GAAP, would have been required to have been disclosed or provided for in such financial statements or the notes thereto.

(b)           Swiss Holdings has heretofore furnished to the Administrative Agent copies of  the Annual Statements of each Material Insurance Subsidiary as of December 31, 2015 and 2014 and for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority, (collectively, the “Historical Statutory Statements”).  The Historical Statutory Statements (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with SAP (except as may be reflected in the notes thereto), were in all material respects, in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Material Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flows of the respective Material Insurance Subsidiaries covered thereby for the respective periods then ended.  Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including reserves, policy and contract claims and statutory liabilities), no Material Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements.

(c)           Neither (i) the board of directors of such Credit Party, a committee thereof or an authorized officer of such Credit Party has concluded that any financial statement previously furnished to the Administrative Agent or any Lender should no longer be relied upon because of an error, nor (ii) has such Credit Party been advised by its auditors that a previously issued audit report or interim review cannot be relied upon.

Section 4.14          ERISA

(a)           Each such Credit Party and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all respects with all applicable Requirements of Law, including the applicable provisions of ERISA and the Code, except for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No ERISA Event (i) has occurred within the five-year period prior to the Closing Date and is continuing, or (ii) to the knowledge of such Credit Party, is reasonably expected to occur with respect to any Plan, in either case that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  No Plan has any Unfunded Pension Liability as of the date of the most recent actuarial report applicable thereto, and no such Credit Party or any of its ERISA Affiliates has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           No such Credit Party nor any of its ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan for which there exists unsatisfied withdrawal liability that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no such Credit Party nor any of its ERISA Affiliates would become subject to any withdrawal liability under ERISA that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect if such Credit Party or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date for the Multiemployer Plans.  To the knowledge of such Credit Party, no Multiemployer Plan is “insolvent” within the meaning of such terms under ERISA.

(c)           Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to do any of the foregoing has not had, or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to do any of the foregoing has not had, or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Credit Party or any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended fiscal year of Swiss Holdings on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.15          Environmental Matters.  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Swiss Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its business under any Environmental Law, or (ii) is involved in any suit, action or proceeding, or has received any written notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims.  For the avoidance of doubt, this Section 4.15 shall not apply to any suits, actions, claims or proceedings against Swiss Holdings and its Subsidiaries with respect to Primary Policies and Reinsurance Agreements entered into in the ordinary course of business.

Section 4.16          Compliance with Laws.  Each such Credit Party and its Subsidiaries has timely filed all reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for any failure to timely file, any failure to retain and any noncompliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.17          Regulated Industries.  No such Credit Party is (i) an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or (ii) required to be licensed under The Investment Business Act of 2003 of Bermuda.

Section 4.18          Insurance.  The assets, properties and business of such Credit Party and its Material Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

Section 4.19          Anti-Corruption Laws and Sanctions.

(a)           None of (i) any Credit Party, any Subsidiary, any of their respective directors, officers, or, to the knowledge of such Credit Party or such Subsidiary, any of their respective employees or Affiliates, or (ii) any agent or representative of any Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (E) has violated any Anti-Money Laundering Law.  Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws and Sanctions.  Each Credit Party and its Subsidiaries, and to the knowledge of such Credit Party, each director, officer, employee, agent and Affiliate of such Credit Party and each such Subsidiary, is in compliance with the Anti-Corruption Laws and Sanctions in all material respects.

(b)           No proceeds of any Loans have been used, directly or indirectly, by any Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or involving any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 4.20          Status under Bermuda Law.  With respect to each of Holdings and Allied World:

(a)           Such Borrower is subject to civil and commercial Requirements of Law with respect to its obligations under the Credit Documents, and the execution, delivery, and performance by such Borrower of each of the Credit Documents to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts.  No such Borrower or any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of Bermuda in respect of its obligations under the Credit Documents;

(b)           The Credit Documents are in proper legal form under the laws of Bermuda for the enforcement thereof against such Borrower under the Requirements of Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority, or admissibility in evidence of the Credit Documents.  It is not necessary to ensure the legality, validity, enforceability, priority, or admissibility in evidence of the Credit Documents against such Borrower that the Credit Documents be filed, registered, or recorded with, or executed or notarized before, any court or other authority in Bermuda or that any registration charge or stamp or similar tax be paid on or in respect of the Credit Documents or any other document, except for (i) the filing of a charge with the Bermuda Registrar of Companies, (ii) any such filing, registration, recording, execution, or notarization as has been made or is not required to be made until the Credit Document or any other document is sought to be enforced, and (iii) any charge or tax as has been timely paid;

(c)           As of the Closing Date, there is no tax, impost, duty, fee, assessment, or other governmental charge, or any deduction or withholding, imposed by any Government Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Credit Documents or (ii) on any payment to be made by such Borrower pursuant to the Credit Documents; and

(d)           The execution, delivery, and performance of the Credit Documents executed by such Borrower are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 4.21          Status under Swiss Law.  With respect to Swiss Holdings:

(a)           Swiss Holdings is subject to Requirements of Law with respect to its obligations under the Credit Documents, and the execution, delivery, and performance by Swiss Holdings of each of the Credit Documents to which it is a party will not constitute public or governmental acts.  Neither Swiss Holdings nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of Switzerland in respect of its obligations under the Credit Documents;

(b)           The Credit Documents are in proper legal form under the laws of Switzerland for the enforcement thereof against Swiss Holdings under the Requirements of Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority, or admissibility in evidence of the Credit Documents.  It is not necessary to ensure the legality, validity, enforceability, priority, or admissibility in evidence of the Credit Documents against Swiss Holdings that the Credit Documents be filed, registered, or recorded with, or executed or notarized before, any court or other authority in Switzerland or that any registration charge or stamp or similar tax be paid on or in respect of the Credit Documents or any other document, except for (i) any such filing, registration, recording, execution, or notarization as has been made or is not required to be made until the Credit Document or any other document is sought to be enforced, and (ii) any charge or tax as has been timely paid;

(c)           Subject to compliance by Swiss Holdings with the Non-Bank Rules, as of the Closing Date, there is no tax, impost, duty, fee, assessment, or other governmental charge, or any deduction or withholding, imposed by any Government Authority in or of Switzerland either (i) on or by virtue of the execution or delivery of the Credit Documents or (ii) on any payment to be made by Swiss Holdings pursuant to the Credit Documents; and

(d)           The execution, delivery, and performance of the Credit Documents executed by Swiss Holdings are, under applicable foreign exchange control regulations of Switzerland, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e)           Swiss Holdings is in compliance with the Non-Bank Rules, it being understood that (i) Swiss Holdings shall assume for the purpose of this representation that no Lender has (A) incorrectly declared its status as a Qualifying Lender, (B) breached the assignment, participation, sub-participation or other transfer provisions set forth in Section 10.6 or (C) ceased to be a Qualifying Lender after the date it became a Lender under this Agreement and (ii) this representation and warranty shall not be deemed to be breached in case the Non-Bank Rules are violated as a result of transfers to, or other transactions with, Persons not qualifying as Qualifying Lenders after all interest thereon and all other amounts payable under this Agreement and the other Credit Documents have become forthwith due and payable (at maturity, by acceleration or otherwise).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans, together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that,:

Section 5.1            GAAP Financial Statements.  Swiss Holdings will deliver to the Administrative Agent (for distribution to the Lenders):

(a)           As soon as available and in any event within forty-five (45) days (or, if earlier, the fifth Business Day following the date upon which Swiss Holdings files its quarterly report under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2016, unaudited consolidated and consolidating balance sheets of Swiss Holdings and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income and unaudited consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity for Swiss Holdings and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b)           As soon as available and in any event within ninety (90) days (or, if earlier, the fifth Business Day following the date upon which Swiss Holdings files its annual report under the Exchange Act rules and regulations) after the end of each fiscal year, beginning with fiscal year ending December 31, 2016, an audited consolidated and unaudited consolidating balance sheet of Swiss Holdings and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income and unaudited consolidated statements of comprehensive income, cash flows and shareholders’ equity for Swiss Holdings and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by Swiss Holdings or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of Swiss Holdings and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated, in accordance with GAAP.

Section 5.2            Statutory Financial Statements.  Swiss Holdings will deliver to the Administrative Agent (for distribution to the Lenders) as soon as available and in any event within five Business Days after the required filing date, an Annual Statement of each of its Material Insurance Subsidiaries as of the end of each fiscal year beginning with the fiscal year ending December 31, 2016, in the form filed with the Insurance Regulatory Authority in its jurisdiction of domicile, prepared in accordance with SAP, in each case applied on a basis consistent with that of the preceding reporting period or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.

Documents required to be delivered pursuant to Section 5.1, Section 5.2 or Section 5.3(c) may, at Swiss Holdings’ option, be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Swiss Holdings posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Administrative Agent and the Lenders; or (ii) on which such documents are posted on behalf of Swiss Holdings on Intralinks, SyndTrak or another relevant website, if any, to which each of the Administrative Agent and each Lender has access; provided that (x) upon the request of the Administrative Agent or any Lender lacking access to the internet, Intralinks or SyndTrak, Swiss Holdings shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender) and (y) Swiss Holdings shall notify (which may be by a facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents.  The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to the immediately preceding sentence or to monitor compliance by Swiss Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3                                    Other Business and Financial Information.  Swiss Holdings will deliver to the Administrative Agent (for distribution to the Lenders):

(a)                                 Concurrently with each delivery of the financial statements described in Section 5.1, a Compliance Certificate in the form of Exhibit C with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of Swiss Holdings, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in ARTICLE VI of this Agreement as of the last day of the period covered by such financial statements;

(b)                                 Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within 150 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2016, a copy of any financial analysis or opinion prepared regarding the adequacy of such Material Insurance Subsidiary’s loss reserves as of such fiscal year-end, together with a copy of its management discussion and analysis in connection therewith (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to such Material Insurance Subsidiary), each in the format prescribed by the applicable insurance laws of such Material Insurance Subsidiary’s jurisdiction of domicile;

(c)                                  Promptly after and in any event no later than the fifth Business Day after the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that Swiss Holdings or any of its Material Subsidiaries shall send or make available generally to its shareholders, (ii) all reports (other than earnings press releases) on Form 10-Q, Form 10-K or Form 8-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that Swiss Holdings or any of its Material Subsidiaries shall render to or file with the Securities and Exchange Commission, the Financial Institutions Regulatory Authority or any national securities exchange, (iii) all reports on Form A (or any successor form) that any Material Insurance Subsidiary shall file with any Insurance Regulatory Authority, and (iv) all material filings made under applicable state insurance holding company acts in the United States by Swiss Holdings or any of its Material Subsidiaries, including filings seeking approval of transactions with Affiliates;

(d)                                 Promptly after (and in any event within five Business Days after (or within three Business Days after in the case of clause (i) below)) any Responsible Officer of any Credit Party obtaining knowledge thereof, written notice of any of the following:

(i)                                     the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of such Credit Party specifying the nature of such Default or Event of Default, the period of existence thereof and the action that such Credit Party has taken and proposes to take with respect thereto;

(ii)                                  the institution or threatened institution of any action or suit against or affecting Swiss Holdings or any of its Subsidiaries, or any investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than inquiries and routine periodic investigations or reviews), in which there is a reasonable likelihood of an adverse determination which could reasonably be expected to result in a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this subsection (d);

(iii)                               the receipt by Swiss Holdings or any of its Subsidiaries from any Insurance Regulatory Authority or other Governmental Authority of (i) any written notice asserting any failure by Swiss Holdings or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against Swiss Holdings or such Subsidiary or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) any written notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of Swiss Holdings or any of its Subsidiaries, as to which there is a reasonable possibility of an adverse determination which could reasonably be expected to result in a Material Adverse Effect;

(iv)                              the occurrence of any ERISA Event that has had, or could reasonably be expected to have, a Material Adverse Effect, together with (x) a written statement of a Responsible Officer of Swiss Holdings specifying the details of such ERISA Event and the action that Swiss Holdings has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to Swiss Holdings or such ERISA Affiliate with respect to such ERISA Event;

(v)                                 that any contribution required to be made with respect to a Foreign Pension Plan has not been timely made, except such contributions that could not reasonably be expected to have a Material Adverse Effect, or that Swiss Holdings or any Subsidiary of Swiss Holdings may incur any liability pursuant to any Foreign Pension Plan as to which there is a reasonable possibility of liability which could reasonably be expected to have Material Adverse Effect;

(vi)                              any material change in the accounting policies or reporting practices of Swiss Holdings or any of its Subsidiaries;

(vii)                           any announcement by A.M. Best of any change in the Financial Strength Rating of any Material Insurance Subsidiary;

(viii)                        the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that could reasonably be expected to have a Material Adverse Effect; and

(ix)                              any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of Swiss Holdings setting forth the nature and period of existence thereof and the action that Swiss Holdings has taken and proposes to take with respect thereto;

(e)                                  Promptly, notice of the receipt by Swiss Holdings or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party, involving unreserved claims in excess of 10% of Consolidated Tangible Net Worth; and

(f)                                   Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(g)                                  As promptly as reasonably practicable, such other information about the business, condition (financial or otherwise), operations or properties of Swiss Holdings or any of its Material Subsidiaries (including any Plan or Foreign Pension Plan and any information required to be filed under ERISA) as the Administrative Agent or the Required Lenders may from time to time reasonably request.

Section 5.4                                    Corporate Existence; Franchises; Maintenance of Properties.  Such Credit Party will, and will cause its Subsidiaries to, (i) except as expressly permitted otherwise by Section 7.1, maintain and preserve in full force and effect its legal existence, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (iii) continue to conduct and operate its businesses substantially as conducted and operated during the present and preceding fiscal years except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and (iv) keep all properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced and except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.5                                    Compliance with Laws.  Such Credit Party will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law (including all Environmental Laws) applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not have, or reasonably be expected to have, a Material Adverse Effect.

Section 5.6                                    Payment of Obligations.  Such Credit Party will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of any Credit Party or any of their respective Subsidiaries; provided, however, that no Credit Party or any of its Subsidiaries shall be required to pay any such liability, obligation, Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Credit Party or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with and to the extent required by GAAP.

Section 5.7                                    Insurance.  Such Credit Party will, and will cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

Section 5.8                                    Maintenance of Books and Records; Inspection.  Such Credit Party will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties in all material respects, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to Swiss Holdings, the independent public accountants of Swiss Holdings and its Subsidiaries (and by this provision the Credit Parties authorize such accountants to discuss the finances and affairs of Swiss Holdings and its Subsidiaries), provided that, so long as no Default or Event of Default has occurred and is continuing, (i) such visits, inspections and discussions shall be made upon reasonable notice and during normal business hours and shall be of a reasonable scope and length, (ii) such visits, inspections and discussions shall not unduly interfere with the business of any Credit Party, (iii) there shall be no more than two such visits or inspections in any period of 12 consecutive calendar months and (iv) the costs to the Credit Parties of such visits or inspections shall be limited and shall not exceed, in any period of 12 consecutive calendar months (x) $20,000 for the aggregate out-of-pocket expenses of the Administrative Agent and any Lenders plus (y) $50,000 for the fees and expenses of any third parties retained by the Administrative Agent, which are not Affiliates of the Administrative Agent, for purposes of such visits or inspections.

Section 5.9                                    Dividends.  Such Credit Party will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to it as shall be permitted under all applicable laws and regulations and as shall be necessary for such Credit Party to make payments of the Obligations in accordance with the terms of this Agreement.  In the event the approval of any Governmental Authority or other Person is required in order for any such

Subsidiary to make any such dividends, distributions or other payments to such Credit Party, or for such Credit Party to make any such principal or interest payments, such Credit Party will forthwith exercise its commercially reasonable efforts and take all actions permitted by law and necessary to obtain such approval.

Section 5.10                             Compliance with Anti-Corruption Laws and Sanctions.  Such Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and any applicable Sanctions.

Section 5.11                             Further Assurances.  Such Credit Party will, and will cause each of its Material Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

Section 5.12                             Use of Proceeds.  With respect to each Borrower, such Borrower will use the proceeds of the Loans not in contravention of any Requirement of Law or of any Credit Document.  Without limiting the generality of the foregoing, each Borrower will not request any Loan, and such Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loans, directly or, to the knowledge of such Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or involving any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

FINANCIAL COVENANTS

Until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans, together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that:

Section 6.1                                    Maximum Consolidated Indebtedness to Total Capitalization.  The ratio of Consolidated Indebtedness to Total Capitalization as of the last day of any fiscal quarter or fiscal year shall not be greater than 0.35 to 1.0.

Section 6.2                                    Minimum Consolidated Net Worth.  Consolidated Net Worth shall be as of the last day of any fiscal quarter or fiscal year (beginning with the fiscal quarter ending June 30, 2016) an amount not less than (i) the sum of (x) $2,479,120,000, plus (y) 25% of Consolidated Net Income for each fiscal quarter (beginning with the fiscal quarter ending June

30, 2016) for which Consolidated Net Income is a positive amount (measured at the end of each such fiscal quarter) plus (z) 25% of the net cash proceeds received by Swiss Holdings or any Subsidiary of Swiss Holdings after March 31, 2016 by reason of the issuance or sale of Capital Stock of Swiss Holdings or any Subsidiary of Swiss Holdings or any other capital contribution to Swiss Holdings, in each case from a Person other than Swiss Holdings or a Subsidiary thereof, minus (ii) the amount of any extraordinary dividend payment or repurchase of Capital Stock of Swiss Holdings that is made after March 31, 2016, so long as and immediately after giving effect to such payment or repurchase, (a) Consolidated Net Worth is not less than $2,479,120,000, (b) no Default or Event of Default has occurred and is continuing, (c) all consents, approvals, authorizations and other actions required by applicable Requirements of Law in order to make such payment or repurchase shall have been obtained and (d) each such payment or repurchase has been approved by the board of directors of Swiss Holdings.

ARTICLE VII

NEGATIVE COVENANTS

Until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans, together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that:

Section 7.1                                    Fundamental Changes.  Except as permitted under Section 7.4, such Credit Party will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, (i) that any such Credit Party or any Subsidiary may merge into or consolidate with any other Person so long as (y) the surviving corporation is a Credit Party or a Wholly Owned Subsidiary of any Credit Party (and in any event, if any Credit Party is a party to such merger or consolidation, the surviving corporation shall be a Person that was already a Credit Party prior to the transaction, it being understood and agreed that in the case of a merger or consolidation between a Subsidiary of Swiss Holdings with Swiss Holdings, the survivor corporation of such merger or consolidation shall be Swiss Holdings), and (z) immediately after giving effect thereto, no Default or Event of Default would occur or exist and (ii) any Subsidiary may liquidate, wind up or dissolve if (x) such Subsidiary owns no more than a nominal amount of assets, has no more than a nominal amount of liabilities and does not actively conduct, transact or otherwise engage in any business or operations and (y) such liquidation, winding up or dissolution is not materially disadvantageous to the Lenders.

Section 7.2                                    Indebtedness.  Such Credit Party will not permit or cause any of the Subsidiaries of Swiss Holdings (other than Holdings or any other Subsidiary that has joined this Agreement as a Guarantor and guaranteed the Obligations pursuant to ARTICLE XI) to create, incur, assume or permit to exist any Indebtedness, except for:

(i)                                     the Obligations;

(ii)                                  Indebtedness of Subsidiaries of Swiss Holdings owing to Swiss Holdings or to other Subsidiaries of Swiss Holdings, provided that if such Indebtedness is owed by a Credit Party, such Indebtedness (including any guarantees of such Indebtedness), if any, is subordinate to the Obligations on terms satisfactory to the Administrative Agent;

(iii)                               Indebtedness consisting of current liabilities not for borrowed money incurred in the ordinary course of business;

(iv)                              Indebtedness incurred by (A) any Insurance Subsidiary in respect of standby letters of credit issued in connection with Primary Policies or Reinsurance Agreements entered into in the ordinary course of business, (B) any Insurance Subsidiary in respect of standby letters of credit issued to provide funds at Lloyd’s to support Lloyd’s syndicated commitments of such Insurance Subsidiary, (C) any Insurance Subsidiary in respect of standby letters of credit issued to any Governmental Authority as required to conduct its business in the jurisdiction of such Governmental Authority, (D) any Insurance Subsidiary in respect of guarantees issued to support obligations of any other Subsidiary of Swiss Holdings incurred in the ordinary course of business and (E) any Subsidiary in respect of standby letters of credit issued to secure obligations of the type set forth in the definition of “Permitted Liens”;

(v)                                 obligations (contingent or otherwise) existing or arising under any swap or futures contract or Hedge Agreement entered into by such Person in the ordinary course of business for the purpose of hedging currency, commodity, credit, inflation or interest rate risk or other similar hedging arrangements;

(vi)                              Indebtedness of any Person existing at the time such Person is merged into or consolidated with Swiss Holdings or any of its Subsidiaries by Acquisition and any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (x) no Default or Event of Default exists or arises after giving effect to such Acquisition, (y) such Indebtedness was not incurred in contemplation of such Acquisition and (z) no Subsidiary (other than the existing obligor at the time such Person was acquired) shall incur or have any direct or indirect liability for such Indebtedness;

(vii)                           Indebtedness in connection with securities lending arrangements with financial institutions in the ordinary course of business;

(viii)                        Indebtedness which is incurred in connection with any Lien permitted under Section 7.3(iv);

(ix)                              Indebtedness incurred by any Subsidiary that does not at any time own, directly or indirectly, any Capital Stock of any Insurance Subsidiary; provided, that such Indebtedness shall be non-recourse to any Insurance Subsidiary and any other Subsidiary (other than Holdings or any other Guarantor) that at any time owns, directly or indirectly, any Capital Stock of any Insurance Subsidiary;

(x)                                 Indebtedness arising under Guaranty Obligations of any Subsidiary of Indebtedness owed by any other Subsidiaries of the type described in the foregoing clauses (i) through (v) and (vii) through (ix) above; provided that only Subsidiaries that do not at any time own, directly or indirectly, any Capital Stock of any Insurance Subsidiary are permitted to guarantee Indebtedness of the type described in the foregoing clause (ix); and

(xi)                              Indebtedness not otherwise permitted by the foregoing clauses (i) through (x) above, provided that the aggregate amount of all such Indebtedness at any one time outstanding does not exceed 5% of Consolidated Net Worth at such time.

Section 7.3                                    Liens.  Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, other than the following:

(i)                                     Liens in favor of the Administrative Agent, the Swingline Lender, and the Lenders created by or otherwise existing under or in connection with this Agreement;

(ii)                                  Permitted Liens;

(iii)                               Liens on Invested Assets of any Subsidiary securing obligations permitted under Section 7.2(iv);

(iv)                              Liens in respect of Capital Leases, synthetic lease obligations and purchase money obligations for fixed or capital assets used by Swiss Holdings or any of its Subsidiaries in the ordinary course of its business, securing Indebtedness in an aggregate outstanding principal amount not at any one time exceeding $250,000,000 and incurred solely to pay all or a portion of the purchase price thereof; provided that any such Lien (A) shall attach to such property concurrently with or within ninety (90) days after the acquisition thereof by Swiss Holdings or such Subsidiary, (B) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to Swiss Holdings or such Subsidiary and (C) shall not encumber any other property of Swiss Holdings or any of its Subsidiaries;

(v)                                 Liens on Invested Assets of Swiss Holdings or any of its Subsidiaries not at any time exceeding $300,000,000 securing Indebtedness of the type permitted under Section 7.2(v);

(vi)                              Liens arising in connection with securities lending arrangements with financial institutions in the ordinary course of business; and

(vii)                           Liens not otherwise permitted by the foregoing clauses of this Section 7.3 securing Indebtedness in an aggregate outstanding principal amount not at any one time exceeding $350,000,000.

provided, that no Lien (other than Liens pursuant to Section 7.3(i) or clause (i) of the definition of Permitted Liens) shall be permitted to exist on the Capital Stock of any Insurance Subsidiaries.

Section 7.4                                    Disposition of Assets.  Such Credit Party will not, and will not permit or cause any of its Material Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by such Credit Party or any Subsidiary as lessee of any asset that has been sold or transferred by such Credit Party or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

(i)                                     sales of assets in the ordinary course of business for fair market value;

(ii)                                  the sale, lease or other disposition of assets by a Subsidiary of any Credit Party to such Credit Party or to another Wholly Owned Subsidiary, to the extent permitted by applicable Requirements of Law and each relevant Insurance Regulatory Authority; provided that (x) immediately after giving effect thereto, no Default or Event of Default would occur or exist, (y) unless permitted by Section 7.4(iii), in no event shall Swiss Holdings contribute, sell or otherwise transfer, or permit any Insurance Subsidiary to issue or sell, any of the Capital Stock of such Insurance Subsidiary to any Person other than a Credit Party, and (z) such sale or disposition would not adversely affect the ability of any Insurance Subsidiary party thereto to pay dividends or otherwise make distributions in respect of its Capital Stock; and

(iii)                               the sale or disposition of assets outside the ordinary course of business, provided that such sales or dispositions shall not individually, or in the aggregate, exceed in any fiscal year 25% of Consolidated Net Worth determined as of the most recently ended fiscal quarter for which financial statements are available; provided further that immediately after giving effect thereto, no Default or Event of Default would occur or exist.

Section 7.5                                    Transactions with Affiliates.  Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of such Credit Party or such Subsidiary other than:

(i)                                     transactions between or among any of the Credit Parties and their Wholly-Owned Subsidiaries, between or among any of such Wholly-Owned Subsidiaries, or between or among any of the Credit Parties;

(ii)                                  transactions with any officer, director, stockholder or other Affiliate in good faith in the ordinary course of such Credit Party’s business and on terms materially no less favorable to such Credit Party or any Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate;

(iii)                               any transaction permitted under Section 7.6;

(iv)                              Permitted Transactions;

(v)                                 reasonable and customary fees paid to members of the board of directors (or similar governing body) of each of the Credit Parties and its respective Subsidiaries and reimbursement of reasonable expenses of directors of each of the Credit Parties and its respective Subsidiaries;

(vi)                              compensation arrangement for officers and other employees of each of the Credit Parties and its respective Subsidiaries entered in the ordinary course of business; and

(vii)                           the provision of director’s, officer’s and employee’s indemnification and insurance in the ordinary course of business.

Section 7.6                                    Restricted Payments.  Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock (other than pursuant to and in accordance with stock option plans and other benefit plans for directors, officers or employees of Swiss Holdings and its Subsidiaries), or set aside funds for any of the foregoing, except (i) that any Subsidiary may declare and pay dividends on or make distributions to any Credit Party or to a Wholly Owned Subsidiary or set aside funds for the foregoing, (ii) Swiss Holdings may declare and pay dividends on, make distributions in respect of or repurchase, redeem, retire or otherwise acquire its Capital Stock or set aside funds for the foregoing so long as no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, repurchases or other acquisitions, and (iii) Swiss Holdings and its Subsidiaries may declare and pay dividends in respect of any Hybrid Equity Securities or preferred stock if, at the time of and after giving effect to any such payment, no Default or Event of Default under Section 8.1(a), clause (i) of Section 8.1(e), Section 8.1(f) or Section 8.1(g)) shall have occurred and be continuing.

Section 7.7                                    Accounting Changes.  Such Credit Party will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable.

Section 7.8                                    Private Act.  No Borrower will become subject to a Private Act, except such Private Acts which could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1                                    Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                 A Credit Party shall fail to pay (i) any principal of any Loan when due or (ii) any interest on any Loan, any fee or any other Obligation under this Agreement or under the other

Credit Documents within five (5) days after such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or

(b)                                 Any Credit Party shall fail to, or fail to cause its Subsidiaries that are subject thereto to, observe, perform or comply with any condition, covenant or agreement applicable to it contained in any of Section 2.13, Section 5.3(d)(i) or Section 5.4(i), ARTICLE VI and ARTICLE VII; or

(c)                                  Any Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Section 8.1(a) or (b), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of such Credit Party acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Credit Party; or

(d)                                 Any representation or warranty made or deemed made by or on behalf of any Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished; or

(e)                                  Swiss Holdings or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provision) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $25,000,000 or (z) any termination or other payment under any Hedge Agreement having a Net Termination Obligation of at least $25,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness or such Hedge Agreement, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness or Hedge Agreement (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness or Hedge Agreement to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

(f)                                   Swiss Holdings or any of its Material Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing; or

(g)                                  Any involuntary petition or case shall be filed or commenced against Swiss Holdings or any of its Material Subsidiaries seeking liquidation, winding up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or

(h)                                 Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by independent third party insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and either (i) has become substantially involved in the defense of such claim and has not denied coverage of such claim in writing or (ii) has acknowledged liability for such claim in writing) in excess of $25,000,000 shall be entered or filed against any Credit Party or any Material Subsidiary or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder; or

(i)                                     (i) Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events then existing, there shall exist a reasonable likelihood that Swiss Holdings or any ERISA Affiliate would incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $25,000,000, (ii) institution of any steps by any Credit Party or any other Person to terminate a Foreign Benefit Plan if as a result of such termination, any Credit Party or any of its respective Subsidiaries could be required to make a contribution to such Foreign Benefit Plan, or could incur a liability or obligation to such Foreign Benefit Plan in excess of $25,000,000 or (iii) a contribution failure with respect to any Foreign Benefit Plan sufficient to give rise to a Lien under applicable law in excess of $25,000,000 occurs; or

(j)                                    Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Credit Party, Material Insurance Subsidiary or Material Subsidiary; or

(k)                                 Any Insurance Regulatory Authority or other Governmental Authority revokes or fails to renew any insurance license, permit, or franchise of any Material Insurance Subsidiary, or imposes any restriction or condition on any insurance license, permit, or franchise of any Material Insurance Subsidiary, if such revocation, non-renewal, condition, or restriction is reasonably likely to have a Material Adverse Effect; or

(l)                                     Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate, or rescind any Credit Document, in any case other than as expressly permitted hereunder or thereunder; or

(m)                             At any time, Holdings or Allied World or any other Material Insurance Subsidiary shall cease to be a Wholly Owned Subsidiary of Swiss Holdings; or

(n)                                 Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of Swiss Holdings representing 40% or more of the Total Voting Power of the then outstanding securities of Swiss Holdings ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of Swiss Holdings shall cease to consist of a majority of individuals (A) who were members of the Board of Directors on the Closing Date, (B) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (C) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of the Board of Directors.

Section 8.2                                    Remedies; Termination of Commitments, Acceleration, Etc.  Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)                                 Declare the Commitments to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments shall automatically be terminated;

(b)                                 Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Revolving Notes, the Swingline Note and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Credit Parties; provided that, upon the occurrence of a Bankruptcy Event or an Event of Default pursuant to Section 8.1(j), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Credit Parties; and

(c)                                  Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

Section 8.3                                    Remedies; Set Off.  In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, the Swingline Lender, and each of their respective Affiliates may, and each is hereby authorized at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Credit Parties, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of any Credit Party against any or all of the Obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Documents to such Lender or the Swingline Lender, whether or not such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender and the Swingline Lender agree to notify Swiss Holdings and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1                                    Appointment and Authority.  Each of the Lenders (for the avoidance of doubt, for purposes of this Article, references to the Lenders also includes the Swingline Lender) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as expressly set forth in Section 9.6, the provisions of this Article are solely for the benefit of the Administrative Agent, the Swingline Lender, and the Lenders, and no Credit Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2                                    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3                                    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.5) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by Swiss Holdings or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4                                    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for one or more Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5                                    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6                                    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and Swiss Holdings.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of Swiss Holdings (such approval not to be unreasonably withheld or delayed) unless a Default or Event of Default has occurred and is continuing; provided, that Swiss Holdings shall be deemed to have approved any such appointment unless it shall object thereto by written notice to the Required Lenders within 10 Business Days after having received notice thereof, and in consultation with Swiss Holdings if a Default or Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including the approval of Swiss Holdings to the extent required); provided that if the Administrative Agent shall notify Swiss Holdings and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Credit Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Swiss Holdings and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.

Section 9.7                                    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8                                    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Arrangers, syndication agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Swingline Lender or a Lender hereunder.

Section 9.9                                    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.1) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.1.

Notwithstanding anything in this Section 9.9 to the contrary, nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan or reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.1                             Expenses; Indemnity; Damage Waiver.

(a)                                 The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of the Commitment Letter, this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), it being agreed that the expenses incurred in connection with the preparation, negotiation, execution and delivery of the Commitment Letter, this Agreement and the other Credit Documents on or before the Closing Date shall be subject to the limitations set forth in Section 6 of the Commitment Letter, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) any civil penalty or fine assessed by any Governmental Authority against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Credit Party or any Subsidiary of any Credit Party that violates a Sanction.

(b)                                 The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one U.S., one Bermuda and one Swiss counsel for any Indemnitee)(collectively, “Losses”), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Commitment Letter, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party, or any Environmental Claim related in any way to any Credit Party to the extent such Losses arise out of or result from a Loan by an Indemnitee under this Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute between or among one or more Indemnitees (other than any claims against the Administrative Agent or the Arrangers in their capacity as such, subject to the limitations set forth in the foregoing clause (x)), not involving any act, failure to act or omission of any Credit Party.  This Section 10.1(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax claim.

(c)                                  To the extent that the Credit Parties for any reason fail indefeasibly to pay any amount required under Section 10.1(a) or Section 10.1(b) to be paid by them to the

Administrative Agent (or any sub-agent thereof), the Swingline Lender, or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swingline Lender, or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, the Swingline Lender, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 10.1(c) are subject to the provisions of Section 2.3(d).

(d)                                 To the fullest extent permitted by applicable law, each party to this Agreement or any Credit Document shall not assert, and hereby waives, any claim against any Indemnitee or any other party to this Agreement or any Credit Document, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, provided that nothing contained in this sentence shall limit any Credit Party’s indemnity and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification under Section 10.1(c).

(e)                                  All amounts due under this Section shall be payable by the applicable Credit Party upon demand therefor.

Section 10.2                             Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)                                 THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)                                 EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.2(A).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)                                  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.4.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)                                 ON OR PRIOR TO THE CLOSING DATE, EACH OF THE CREDIT PARTIES SHALL APPOINT ALLIED WORLD ASSURANCE COMPANY (U.S.) INC. (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 199 WATER STREET, 16TH FLOOR, NEW YORK, NY 10038, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER SET FORTH IN SECTION 10.4.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE CREDIT PARTIES IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND THE CREDIT PARTIES HEREBY IRREVOCABLY AUTHORIZE AND DIRECT THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON THEIR BEHALF.  THE CREDIT PARTIES ALSO IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN THE MANNER PROVIDE FOR NOTICES IN SECTION 10.4.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.3                             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.4                             Notices; Effectiveness; Electronic Communication.

(a)                                 Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail, first class postage prepaid and return receipt requested, or sent by facsimile as follows:

(i)                                     if to any Credit Party, the Administrative Agent, or the Swingline Lender, to it at the address (or facsimile number) specified for such person on Schedule 1.1(a); and

(ii)                                  if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.4(b) shall be effective as provided in Section 10.4(b).

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

(d)                                 Each Credit Party hereby acknowledges that (a) the Administrative Agent and/or the Joint Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Joint Arrangers or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract, or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities, or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, or any other Person for indirect, special, incidental, consequential, or punitive damages (as opposed to direct or actual damages).

Section 10.5                             Amendments, Waivers, etc.  No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment or modification shall be effective without the written consent of the Credit Parties and no such amendment, modification, waiver, discharge, termination or consent shall:

(a)                                 increase the Commitment of any Lender without the written consent of such Lender;

(b)                                 reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby;

(c)                                  postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(d)                                 change or waive any provision of Section 2.14, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, or this Section 10.5 without the consent of each Lender;

(e)                                  release any Guarantor from its guarantee obligations under ARTICLE XI without the written consent of each Lender;

(f)                                   change the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent;

(g)                                  amend, modify or waive any condition precedent to any Borrowing set forth in Section 3.2 (including in connection with any waiver of an existing Default or Event of Default) without the consent of the Required Lenders;

(h)                                 unless agreed to by the Administrative Agent or the Swingline Lender, as applicable, in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Administrative Agent or Swingline Lender, as applicable, hereunder or under any of the other Credit Documents.

and provided further that the Fee Letters may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and Swiss Holdings shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the applicable Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

Section 10.6                             Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Swingline Lender, and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly set forth herein, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may, and, if demanded by Swiss Holdings pursuant to Section 2.18, shall at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Loans at the time owing to it); provided that:

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Swiss Holdings otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and its Commitment so assigned (except that this clause (ii) shall not apply to rights in respect of Swingline Loans);

(iii)                               no such assignment shall be made unless any approval required under the definition of “Eligible Assignee” shall have been obtained; and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.15(a), Section 2.15(b), Section 2.16, Section 2.17 and Section 10.1 (and subject to the obligations thereof) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided however, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.  If requested by or on behalf of the Eligible Assignee, each Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Revolving Note or Notes to the order of the Eligible Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Eligible Assignee and (to the extent of any retained interests) the assigning Lender.  Any assigning Lender who has requested a Revolving Note will return cancelled Revolving Notes to the applicable Borrower upon such assignment.  At the time of each assignment pursuant to this Section 10.6 to a Lender not already a Lender hereunder, such Lender shall provide to the applicable Borrowers and the Administrative Agent such documentation required pursuant to Section 2.16(f) hereof.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Credit Parties, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Credit Parties at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, any Credit Party or the Administrative Agent, sell participations to any Person (other than a natural person or a Credit Party or any Affiliates or Subsidiaries of a Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.16(d) with respect to any payments made by such Lender to its Participant(s).Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.5(a), Section 10.5(b), Section 10.5(c) or Section 10.5(d), that affects such Participant.

(e)                                  The Credit Parties agree that each Participant shall be entitled to the benefits of Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) ) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that a Participant shall not be entitled to receive any greater payment under Section 2.15(a), Section 2.15(b) or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless in the case of Section 2.15(a) or Section 2.15(b), the sale of the participation to such Participant is made with the prior written consent of Swiss Holdings; provided, however, that such consent shall be deemed withheld if, in connection with seeking the consent of Swiss Holdings, such Participant fails to provide Swiss Holdings with a calculation of the amount of any such greater payment under Section 2.15(a) or Section 2.15(b) it would be entitled to receive as of the date of the sale of such participation.  The Credit Parties agree that each Participant shall be entitled to the benefits of Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that Swiss Holdings is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 2.16(f) as though it were a Lender, and Section 2.16(f) shall be read accordingly.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Swiss Holdings, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments and/or Loans under any Credit Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(f)                                   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h)                                 Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 10.6, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to Swiss Holdings and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 10.11.

(i)                                     Notwithstanding the foregoing provisions of this Section 10.6 or any other provision of this Agreement:

(i)                                     No Lender may assign, participate, sub-participate or otherwise transfer any ownership interest in (any of the foregoing, a “Transfer”) all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or any Loans owing to it) to any Person other than a bank or financial institution that is a Qualifying Lender, and any such Transfer by a Lender to a Non-Qualifying Lender shall be void.  Prior to the effectiveness of any proposed Transfer, the proposed assignee, participant, sub-participant or other transferee (any of the foregoing, a “Transferee”) shall deliver to such Lender, the Administrative Agent and Swiss Holdings (x) a certificate confirming that it is a Qualifying Lender and (y) if requested by Swiss Holdings, a copy of a ruling from the Swiss Federal Tax Administration to the effect that the Transferee will be treated as a Qualifying Lender for purposes of Swiss Withholding Tax matters.

(ii)                                  Except for Transfers permitted pursuant to clause (i) above, no Lender shall make any Transfer, unless under and throughout the life of such Transfer:

(A)                               the relationship between the Lender and the Transferee is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or a Borrower);

(B)                               the Transferee will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement;

(C)                               the Transferee will under no circumstances:

(1)                                 be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and

(2)                                 otherwise have any contractual relationship with, or rights against, any Borrower under or in relation to this Agreement; and

(D)                               in each case, such Transfer does not result in negative tax consequences with respect to Swiss Withholding Tax, as a result of a change of the Non-Bank Rules.

(iii)                               If any Lender makes a Transfer in violation of this Section 10.6(i), then (1) such Lender shall reimburse and indemnify the Credit Parties for all losses, liabilities, taxes, costs and expenses incurred by the Borrowers as a result thereof, including with respect to any amount paid by any Borrower to any other Lender as a result of such violation, and (2) the Credit Parties shall not be required to make any increased payment to such Lender or any assignee or participant of such Lender pursuant to Section 2.15 or Section 2.16 with respect to any Swiss Withholding Taxes. The provisions of this Section 10.6(i) shall terminate and be of no further force or effect if the Loans, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents have become forthwith due and payable (at maturity, by acceleration or otherwise).

Section 10.7                             No Waiver.  The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

Section 10.8                             Survival.  All representations, warranties and agreements made by or on behalf of any Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans.  In addition, notwithstanding anything herein to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including the provisions of Section 2.15(a), Section 2.15(b), Section 2.16, Section 2.17 and

Section 10.1, shall survive the payment in full of all Loans, the termination of the Commitments, and any termination of this Agreement or any of the other Credit Documents.

Section 10.9                             Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 10.10                      Construction.  The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

Section 10.11                      Confidentiality.

(a)                                 Each of the Administrative Agent, the Swingline Lender, and the Lenders acknowledges that the Credit Parties consider the Information (as defined below) to include confidential, sensitive and proprietary information and agrees that it shall use reasonable precautions in accordance with its established procedures to keep the Information confidential; provided, however that (i) it may make any disclosure of such Information to which any Credit Party gives its prior written consent, (ii) it may make any disclosure of such Information to any other party hereto, (iii) it may make any disclosure of such Information in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (iv) any of such Information may be disclosed to it, its affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives (collectively, “Representatives”) (it being understood that such Representatives shall be informed by it of the confidential nature of such Information and shall be directed to treat such information in accordance with the terms hereof) and (v) subject to an agreement containing provisions substantially the same as those of this Section, it may make any disclosure of such Information (x) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its respective obligations.  Each of the Administrative Agent, the Swingline Lender and the Lenders agrees to be responsible for any breach of this Section 10.11(a) that results from the actions or omissions of its Representatives.

(b)                                 Each of the Administrative Agent, the Swingline Lender and the Lenders shall be permitted to disclose any Information in the event that it is required by law or regulation or requested by any Governmental Authority or other Insurance Regulatory Authority (including any self-regulatory organization) or in connection with any legal proceedings; provided that (i) it agrees that it will promptly notify Swiss Holdings as soon as practical in the event of any such disclosure request (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process and (ii) it agrees to provide reasonable assistance to any Credit Party should such Credit Party seek a protective order or other relief to prevent or limit such disclosure or to obtain confidential treatment for any Information so disclosed.

(c)                                  Each of the Administrative Agent, the Swingline Lender and the Lenders shall have no obligation hereunder with respect to any Information to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent, the Swingline Lender or the Lenders or a Representative thereof in violation of this Agreement, or (ii) was within its possession prior to its being furnished to it by or on behalf of the Credit Parties in connection with this Agreement or becomes available to it on a non-confidential basis from a source other than a Credit Party or its agents, provided that the source of such information was not known by it to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Credit Party or any other party with respect to such Information.

For purposes of this Section, “Information” means all non-public information received from the Credit Parties relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party.

Section 10.12                      Judgment Currency.  If, for the purposes of obtaining judgment in any court or in respect of any tender made by any Credit Party, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given or such tender is made.  The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any tender or judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum received or adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment or tender, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable law).

Section 10.13                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letters).  Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement electronically shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14                      Disclosure of Information.  The Credit Parties agree and consent to the Administrative Agent’s and the Joint Arrangers’ disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications.  Such information will consist of deal terms and other information customarily found in such publications.

Section 10.15                      USA PATRIOT Act; Anti-Money Laundering Laws.  The Administrative Agent and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Law.

Section 10.16                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)                               the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.17                      Certain Swiss Holding Tax Matters.

(a)                                 If the Ten Non-Bank Rule, the Twenty Non-Bank Rule or any other law, rule or guideline regarding Swiss Withholding Tax is amended in any material respect after the date of this Agreement, then Swiss Holdings or the Administrative Agent may (and, upon request of the Required Lenders, the Administrative Agent shall), by written notice to the other, request that this Agreement be amended to reflect such change. Promptly after any such request, Swiss Holdings and the Administrative Agent shall enter into discussions regarding an amendment hereto that will place the parties hereto in substantially the same position (or in a different position acceptable to Swiss Holdings and the Required Lenders) from a Swiss Withholding Tax perspective as they would have been in if the change had not happened.  Without limiting the foregoing, (i) Swiss Holdings agrees that it will promptly agree to any amendment reasonably requested by the Administrative Agent or the Required Lenders that would ease the restrictions set forth in Section 10.6(i) if such amendment would not result in any greater risk that Swiss Withholding Tax would be applicable to any payment under this Agreement; and (ii) the Lenders and the Administrative Agent agree that they will promptly agree to any amendment reasonably requested by Swiss Holdings that would change the restrictions set forth in Section 10.6(i) if such amendment is necessary to avoid the risk that Swiss Withholding Tax would be applicable to any payment under this Agreement and is not unduly burdensome to the Lenders.

(b)                                 Each Lender agrees that it will, and will cause any Person to which it sells any participation to, promptly notify Swiss Holdings and the Administrative Agent if for any reason it ceases to be a Qualifying Lender. Without limiting the foregoing, if at any time Swiss Holdings reasonably believes that any Lender’s status for Swiss Withholding Tax purposes has changed, then Swiss Holdings may request that such Lender (and each Lender agrees that under such circumstances it will) promptly confirm whether it is a Qualifying Lender or a Non-Qualifying Lender.

Section 10.18                      Representations by Lenders.  Each Lender represents that, as of the date of this Agreement (or, if later, the date such Lender becomes a party to this Agreement), it is a Qualifying Lender.

ARTICLE XI

THE GUARANTY

Section 11.1                             The Guaranty.In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the proceeds of the Loans, each Guarantor hereby unconditionally, absolutely and irrevocably, and jointly and severally guarantees, as primary obligor and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Obligations of each Borrower under the Credit Documents including the principal of and interest on the Loans owing by each Borrower pursuant to this Agreement.  This Guaranty is a guaranty of payment and not of collection.

Section 11.2                             Guaranty Unconditional.  The obligations of each Guarantor under this ARTICLE XI shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)                                     any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other obligor under any of the Credit Documents, by operation of law or otherwise;

(ii)                                  any modification or amendment of or supplement to any of the Credit Documents;

(iii)                               any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents;

(iv)                              any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents;

(v)                                 the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Lender or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)                              any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents;

(vii)                           any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation of the Lenders’ rights with respect thereto;

(viii)                        the addition or release of any Guarantor hereunder or the taking, acceptance or release of other guarantees of the Obligations; or

(ix)                              any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations under this ARTICLE XI.

Section 11.3                             Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this ARTICLE XI shall remain in full force and effect until the Commitments of the Lenders hereunder shall have terminated and all Obligations payable by the Borrowers under the Credit Documents shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any other Obligation payable by any Borrower under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, such Guarantor’s obligations under this ARTICLE XI with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 11.4                             Waiver by the Guarantors.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person.  Each Guarantor warrants and agrees that each waiver set forth in this Section 11.4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

Section 11.5                             Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this ARTICLE XI or any other Credit Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any Borrower or any other guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash and the Commitments of the Lenders hereunder shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this ARTICLE XI, and (b) the Commitment Termination Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as collateral for any amounts payable under this ARTICLE XI thereafter arising.  If (i) any Guarantor shall make payment to any Lender of all or any amounts payable under this ARTICLE XI, (ii) all amounts payable under this ARTICLE XI shall have been paid in full in cash, and (iii) the Commitment Termination Date shall have occurred, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant to this ARTICLE XI.

Section 11.6                             Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any Borrower under any of the Credit Documents is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors under this ARTICLE XI forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 11.7                             Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of all Obligations payable under this Agreement and (ii) the Commitment Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.6(b).

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG,

By:	/s/ Thomas A. Bradley
Name:	Thomas A. Bradley
Title:	Executive Vice President & Chief Financial Officer

By:	/s/ Sarah C. Doran
Name:	Sarah C. Doran
Title:	Senior Vice President, Investor Relations &
Treasurer

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By:	/s/ Michael McCrimmon
Name:	Michael McCrimmon
Title:	President, North American Property &
Bermuda Branch Manager

By:	/s/ Jonathan Lee
Name:	Jonathan Lee
Title:	Senior Vice President, Finance

ALLIED WORLD ASSURANCE COMPANY, LTD

By:	/s/ Michael McCrimmon
Name:	Michael McCrimmon
Title:	President, North American Property &
Bermuda Branch Manager

By:	/s/ Jonathan Lee
Name:	Jonathan Lee
Title:	Senior Vice President, Finance

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Swingline Lender and a Lender

By:	/s/ Jason Hafener
Name:	Jason Hafener
Title:	Director

CITIBANK, N.A.

By:	/s/ John Modin
Name:	John Modin
Title:	Vice President and Managing Director

BARCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

CREDIT SUISSE AG

By:	/s/ Erich Keller
Name:	Erich Keller
Title:	Vice President

By:	/s/ Peter Zimmerli
Name:	Peter Zimmerli
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Pensari
Name:	Michael Pensari
Title:	Managing Director